Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGERS

by and among

MACROVISION CORPORATION,

SATURN HOLDING CORP,

MARS MERGER SUB, INC.,

GALAXY MERGER SUB, INC.

and

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

Dated as of December 6, 2007

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Annex I	Form of Galaxy Voting and Support Agreement

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AGREEMENT AND PLAN OF MERGERS, dated as of December 6, 2007 (the “Agreement”), among Macrovision Corporation, a Delaware corporation (“Mars”), Saturn Holding Corp, a Delaware corporation and a direct wholly owned subsidiary of Mars (“Holdco”), Mars Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Mars Merger Sub”), Galaxy Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Galaxy Merger Sub”, and together with Mars Merger Sub, the “Merger Subs”), and Gemstar-TV Guide International, Inc., a Delaware corporation (“Galaxy”).

W I T N E S S E T H :

WHEREAS, the parties intend that Mars Merger Sub be merged with and into Mars (the “Mars Merger”), with Mars surviving the Mars Merger as a wholly owned direct subsidiary of Holdco, and that immediately following the Mars Merger, Galaxy Merger Sub be merged with and into Galaxy (the “Galaxy Merger,” and, together with the Mars Merger, the “Mergers”), with Galaxy surviving the Galaxy Merger as a wholly owned direct subsidiary of Holdco.

WHEREAS, the Board of Directors of Galaxy has (i) determined that it is in the best interests of Galaxy and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend adoption of this Agreement by the stockholders of Galaxy.

WHEREAS, the Board of Directors of Mars has (i) determined that it is in the best interests of Mars and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend the approval of the transactions contemplated by this Agreement including the issuance of shares of Holdco Common Stock in connection with the Mergers.

WHEREAS, the Board of Directors of each of Holdco, Mars Merger Sub and Galaxy Merger Sub has (i) determined that it is in the best interests of such person and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement;

WHEREAS, for Federal income tax purposes, (i) it is intended that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; (ii) it is intended that the Mars Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder; and (iii) it is intended that this Agreement will be, and is, adopted as a plan of reorganization.

WHEREAS, Mars, Holdco, the Merger Subs and Galaxy desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Mergers and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Mergers as specified herein.

WHEREAS, as a condition and inducement to Mars’ willingness to enter into this Agreement, News Corporation is entering into a voting and support agreement, the form of which is attached as Annex I, concurrently with the execution and delivery of this Agreement (the “Galaxy Voting and Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Mars, Holdco, the Merger Subs and Galaxy agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Mars Merger Sub will merge with and into Mars, the separate corporate existence of Mars Merger Sub will cease and Mars will continue its corporate existence under Delaware law as the surviving corporation in the Mars Merger (the “Mars Surviving Corporation”), and (b) Galaxy Merger Sub will merge with and into Galaxy, the separate corporate existence of Galaxy Merger Sub will cease and Galaxy will continue its corporate existence under Delaware law as the surviving corporation in the Galaxy Merger (the “Galaxy Surviving Corporation” and, together with the Mars Surviving Corporation, the “Surviving Corporations”). The Galaxy Merger shall be effected pursuant to Section 251(a)-(c) of the DGCL. The Mars Merger shall be effected without a vote of the Mars’ stockholders pursuant to Section 251(g) of the DGCL (“Section 251(g)”). To the extent any provision of this Agreement is inconsistent with or contrary to the requirements of Section 251(g), the requirements of Section 251(g) shall control.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date (the “Closing Date”) (or via exchange of documents via pdf and overnight courier) which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Galaxy and Mars may agree in writing.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Galaxy will cause a certificate of merger (the “Galaxy Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and Mars will cause a certificate of merger (the “Mars Certificate of Merger”, and together with the Galaxy Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. Each of the Mergers shall become effective at such time as is set forth in the applicable certificate of merger; provided, however, that the Mars Certificate of Merger shall provide that it shall become effective immediately prior to the Galaxy Certificate of Merger becoming effective (the time at which both the Mergers become fully effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporations. Subject to Section 5.9, at the Effective Time, (a) the certificate of incorporation of the Galaxy Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Galaxy Merger Sub read immediately prior to the Effective Time, except that the name of the Galaxy Surviving Corporation shall be “Gemstar-TV Guide International, Inc., the provision in the certificate of incorporation of Galaxy Merger Sub naming its incorporator shall be omitted, and the provisions of Article V, Section E of the certificate of incorporation of Galaxy as in effect as of the date hereof shall be incorporated in all material respects; (b) the by-laws of the Galaxy Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Galaxy Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Galaxy Merger Sub’s name shall be replaced by references to “Gemstar-TV Guide International, Inc. and the provisions of Section 2.9 of the by-laws of Galaxy as in effect as of the date hereof shall be incorporated in all material respects; (c) the certificate of incorporation of the Mars Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Mars Merger Sub read immediately prior to the Effective Time, except that (i) the name of the Mars Surviving Corporation shall be “Macrovision Corporation”, (ii) the provision in the certificate of incorporation of Mars Merger Sub naming its incorporator shall be omitted, (iii) the certificate of incorporation of the Mars Surviving Corporation shall include the provisions required by Section 251(g) and (iv) the provisions of Article Eighth of the certificate of incorporation of Mars as in effect as of the date hereof shall be incorporated in all material respects; (d) the by-laws of the Mars Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Mars Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Mars Merger Sub’s name shall be replaced by references to “Macrovision Corporation” and the provisions of Article VI of the by-laws of Mars as in effect as of the date hereof shall be incorporated in all material respects.

Section 1.6 Directors. The directors of Galaxy Merger Sub as of the Effective Time shall be the initial directors of the Galaxy Surviving Corporation and the directors of Mars Merger Sub as of the Effective Time shall be the initial directors of the Mars Surviving Corporation and, in each case, such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The individuals identified on Schedule 1.7 shall serve as the officers of the Galaxy Surviving Corporation and Mars Surviving Corporation, respectively, in the capacities set forth opposite such individuals’ name and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Galaxy Capital Stock. At the Effective Time, by virtue of the Galaxy Merger and without any action on the part of the parties hereto or the holders of any securities of any of the parties hereto:

(a) Conversion of Galaxy Common Stock. Each share of common stock, par value $0.01 per share, of Galaxy outstanding immediately prior to the Effective Time (such shares, together, unless the context clearly otherwise requires, with the associated Rights, collectively, the “Galaxy Common Stock,” and each, a “Galaxy Share”), other than Galaxy Shares to be cancelled pursuant to Section 2.1(c) and other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive, either (i) that number of fully paid and non-assessable common shares, par value $.001 per share, of Holdco (such shares, the “Holdco Common Stock,” and each, a “Holdco Share”) equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) $6.35 in cash without interest thereon (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Galaxy Consideration”), as determined in accordance with Section 2.1(e).

(b) Cancellation of Converted Shares. All Galaxy Shares that have been converted into the right to receive either the Per Share Stock Consideration or the Per Share Cash Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Galaxy Shares shall cease to have any rights with respect to such Galaxy Shares other than the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 2.1, (ii) any dividends and other distributions in accordance with Section 2.3(e); and (iii) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f).

(c) Galaxy and Mars-Owned Shares. Each Galaxy Share held in the treasury of Galaxy or that is owned by Mars immediately prior to the Effective Time (in each case, other than any such Galaxy Shares held on behalf of third parties or held in trust to fund Galaxy or Mars obligations) (the “Cancelled Shares”) shall be cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(d) Conversion of Galaxy Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Galaxy Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Galaxy Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Galaxy Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Galaxy Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Galaxy Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Election Procedures.

(i) An election form and other appropriate and customary transmittal materials in such form as Galaxy and Mars shall mutually agree (the “Election Form”) shall be mailed, together with appropriate transmittal materials, at the time of mailing to holders of record of Galaxy Common Stock of the Joint Proxy Statement/Prospectus in connection with the Galaxy Meeting (the “Mailing Date”) to each holder of record of Galaxy Common Stock as of the close of the fifth Business Day prior to the Mailing Date (the “Election Form Record Date”).

(ii) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Galaxy Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (B) the number of shares of such holder’s Galaxy Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Galaxy Common Stock (the “No Election Shares”). Any Galaxy Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the Business Day immediately prior to the day of the Galaxy Meeting (the “Election Deadline”) shall be deemed to be No Election Shares.

(iii) Mars shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Galaxy Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline, and Galaxy shall provide the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iv) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the destruction of such Certificates or the guaranteed delivery of such Certificates and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) representing all shares of Galaxy Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form, only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Galaxy Common Stock represented by such Election Form shall become No Election Shares and Mars shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion in consultation with Mars to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of Mars regarding such matters shall be binding and conclusive. Neither Holdco, Mars, Galaxy nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(v) As soon as practicable after the Effective Time, Mars shall instruct the Exchange Agent to effect the allocation among the holders of Galaxy Common Stock of rights to receive Holdco Common Stock or cash in the Galaxy Merger in accordance with the Election Forms as follows:

A. Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion of the Cash Election Shares in the Galaxy Merger is greater than the Aggregate Cash Consideration, then:

I. all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

II. the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (the “Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Galaxy Merger equals as closely as practicable the Aggregate Cash Consideration, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

III. the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

B. Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Galaxy Merger is less than the Aggregate Cash Consideration, then:

I. all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

II. the Exchange Agent shall then select first from among the No Election Shares, by a random selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (such selected No Election Shares and selected Stock Election Shares, the “Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Galaxy Merger equals as closely as practicable the Aggregate Cash Consideration, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

III. the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

C. Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Galaxy Merger of the Cash Election Shares equals as closely as practicable (as determined by the Exchange Agent) the Aggregate Cash Consideration, then subparagraphs (A) and (B) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration. The pro rata selection process to be used by the Exchange Agent pursuant to Section 2.1(e)(v)(A) or Section 2.1(e)(v)(B) shall consist of such equitable proration processes as shall be mutually determined by Mars and Galaxy.

(f) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of Mars or Galaxy, or in the securities convertible or exchangeable into or exercisable for shares of capital stock of Mars or Galaxy, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration and any number or amount contained in this Agreement which is based on the price of Mars Common Stock or Galaxy Common Stock or the number of shares of Mars Common Stock or Galaxy Common Stock, as the case may be, shall be equitably adjusted to reflect such change; provided that nothing in this Section 2.1(f) shall be construed to permit Galaxy to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Galaxy Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Galaxy Shares who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Galaxy Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Per Share Stock Consideration in accordance with the applicable provisions of the Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. Galaxy will give Mars, before or at the Effective Time, or Holdco, following the Effective Time, (i) prompt notice of any demands received by Galaxy for appraisals of Galaxy Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Galaxy prior to the Effective Time that relate to such demand and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. Galaxy shall not, except with the prior written consent of Mars, before or at the Effective Time, or Holdco, following the Effective Time (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2 Effect on Mars Capital Stock. At the Effective Time, by virtue of the Mars Merger and without any action on the part of the parties hereto or the holders of any securities of any of the parties hereto:

(a) Conversion of Mars Common Stock. Each share of common stock, par value $0.001 per share, of Mars outstanding immediately prior to the Effective Time (such shares, together, unless the context clearly otherwise requires, with the associated Rights, collectively, the “Mars Common Stock,” and each, a “Mars Share”), other than Mars Shares to be cancelled pursuant to Section 2.2(c), shall be converted automatically into and shall thereafter represent the right to receive one fully paid and non-assessable Holdco Share (the “Mars Consideration” and, together with the Galaxy Consideration, the “Merger Consideration”).

(b) Cancellation of Converted Shares. All Mars Shares that have been converted into the right to receive Holdco Shares as provided in this Section 2.2 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Mars Shares shall cease to have any rights with respect to such Mars Shares other than the right to receive the consideration to which such holder may be entitled pursuant to this Section 2.2.

(c) Galaxy and Mars-Owned Shares. Each Mars Share held in the treasury of Mars or that is owned by Holdco immediately prior to the Effective Time (in each case, other than any such Mars Shares held on behalf of third parties or held in trust to fund Mars or Galaxy obligations) shall be cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement. Each Holdco Share that is owned by Mars or any direct or indirect wholly owned subsidiary of Mars shall be cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(d) Conversion of Mars Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Mars Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Mars Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Mars Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Mars Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Mars Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company (and pursuant to an agreement in form and substance reasonably acceptable to Mars and Galaxy) (the “Exchange Agent”), in trust for the benefit of holders of the Galaxy Shares, certificates representing shares of Holdco Common Stock and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to the provisions of this Article II in exchange for all of the Galaxy Shares (including the Galaxy Restricted Shares, but excluding the Cancelled Shares) outstanding immediately prior to the Effective Time, issuable and payable upon due surrender of the certificates that immediately prior to the Effective Time represented Galaxy Shares (the “Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Galaxy Shares represented by book-entry (the “Book-Entry Shares”) (such cash and certificates representing shares of Holdco Common Stock, the “Exchange Fund”).

(b) Each holder of shares of Galaxy Common Stock that have been converted into the right to receive the Galaxy Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares, (A) a certificate for Holdco Shares and/or a check or wire transfer in the amount to which such holder may be entitled pursuant to this Article II, (B) any dividends and other distributions in accordance with Section 2.3(d); and (C) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f). The shares of Holdco Common Stock constituting part of such Galaxy Consideration, at Holdco’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Galaxy Common Stock or is otherwise required under applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such Galaxy Consideration.

(c) If permitted by Section 251(g) of the DGCL, certificates representing shares of Mars Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent the shares of Holdco Common Stock constituting the Mars Consideration. At the Effective Time, the Exchange Agent shall exchange by book entry transfer all uncertificated shares of Mars Common Stock (excluding any shares of Mars Common Stock to be canceled pursuant to Section 2.2(c)) for the shares of Holdco Common Stock constituting the Mars Consideration. No separate certificates shall be issued in exchange for Mars Common Stock in accordance with Section 251(g) of DGCL.

(d) If any portion of the Merger Consideration is to be issued or paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share is registered, it shall be a condition to such issuance or payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No dividends or other distributions with respect to shares of Holdco Common Stock issued in the Mergers shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Holdco Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Holdco Common Stock with a record date on or after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Holdco Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. Subject to the immediately preceding sentence, for purposes of dividends or other distributions in respect of shares of Holdco Common Stock, all shares of Holdco Common Stock to be issued pursuant to the Mergers shall be entitled to dividends as if issued and outstanding as of the Effective Time.

(f) No Fractional Shares. No fractional shares of Holdco Common Stock shall be issued in the Mergers. All fractional shares of Holdco Common Stock that a holder of Galaxy Shares would otherwise be entitled to receive as a result of the Galaxy Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest thereon determined by multiplying such fraction by the closing sales price of one share of Mars Common Stock on the Nasdaq Global Select Market two Business Days prior to the Closing Date. All fractional shares of Holdco Common Stock that a holder of Mars Shares would otherwise be entitled to receive as a result of the Mars Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest thereon determined by multiplying such fraction by the closing sales price of one share of Mars Common Stock on the Nasdaq Global Select Market two Business Days prior to the Closing Date.

(g) Payment Procedures.

A. As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Exchange Agent shall mail to each holder of record of Galaxy Shares whose Galaxy Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Mars and Galaxy may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares in exchange for the Merger Consideration.

B. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a certificate for Holdco Shares and/or a check or wire transfer in the amount to which such holder may be entitled pursuant to this Article II. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares. In the event of a transfer of ownership of Galaxy Shares or Mars Shares that is not registered in the transfer records of Galaxy or Mars, respectively, the Merger Consideration to be issued and/or paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Galaxy Shares or Mars Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(h) Closing of Transfer Books. At the Effective Time, the stock transfer books of Galaxy and Mars shall be closed, and there shall be no further registration of transfers of the Galaxy Shares or Mars Shares, respectively, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Galaxy Surviving Corporation, Mars Surviving Corporation, or Holdco for transfer, they shall be cancelled and exchanged for (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.3(e); and (iii) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f).

(i) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Galaxy Shares for one year after the Effective Time shall be delivered to Holdco upon demand, and any former holders of Galaxy Shares who have not surrendered their Galaxy Shares in accordance with this Section 2.3 shall thereafter look only to Holdco for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Galaxy Shares.

(j) No Liability. Anything herein to the contrary notwithstanding, none of Galaxy, Mars, Holdco, the Merger Subs, the Galaxy Surviving Corporation, the Mars Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Galaxy Shares or Mars Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Holdco; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; and provided, further, that if at any time prior to the termination of the Exchange Fund pursuant to Section 2.3(i), the value of the cash in the Exchange Fund is reduced below the amount necessary to pay the cash component of any unpaid Merger Consideration, amounts in lieu of fractional shares pursuant to Section 2.3(f), and dividends and distributions payable pursuant to Section 2.3(e), Holdco shall immediately deposit additional funds into the Exchange Fund sufficient to correct this deficiency. Any interest and other income resulting from such investments shall be paid to Holdco pursuant to Section 2.3(i).

(l) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate for Holdco Shares and/or a check or wire transfer in the amount to which such holder may be entitled pursuant to this Article II in respect of such lost, stolen or destroyed Certificate.

Section 2.4 Treatment of Galaxy Stock Options and Other Stock-Based Awards.

(a) Each option to purchase Galaxy Shares (collectively, the “Galaxy Stock Options”) granted under the employee and director stock plans of Galaxy (the “Galaxy Stock Plans”) or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be cancelled and the holder of such Galaxy Stock Option will, in full settlement of such Galaxy Stock Option, receive from the Galaxy Surviving Corporation an amount (subject to any applicable withholding Tax) in cash (without interest thereon) equal to the product of (x) the excess, if any, of the Per Share Cash Consideration over the exercise price per Galaxy Share of such Galaxy Stock Option multiplied by (y) the total number of Galaxy Shares subject to such Galaxy Stock Option (the aggregate amount of such cash, the “Option Consideration”). Holdco shall cause the Galaxy Surviving Corporation to pay the holders of Galaxy Stock Options the cash payments described in this Section 2.4(a) as soon as reasonably practicable after the Closing Date, but with respect to the employees of Galaxy and its Subsidiaries located in the United States only, in no event later than three (3) Business Days following the Closing Date.

(b) Immediately prior to the Effective Time, each award of restricted Galaxy Common Stock (the “Galaxy Restricted Shares”) shall vest in full and be converted into the right to receive the Galaxy Consideration as provided in Section 2.1(a).

(c) At the Effective Time, each restricted stock unit granted under a Galaxy Stock Plan or otherwise (a “Galaxy Stock-Based Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a restricted stock unit with respect to shares of Galaxy Common Stock, shall become fully vested and shall entitle the holder thereof to receive an amount in cash (without interest thereon) equal to the Per Share Cash Consideration in respect of each Galaxy Share underlying a particular Galaxy Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, the “Option and Stock-Based Consideration”). The Galaxy Surviving Corporation shall pay the holders of Galaxy Stock-Based Awards the cash payments described in this Section 2.4(c) as soon as reasonably practicable after the Closing Date, but with respect to employees of Galaxy and its Subsidiaries located in the United States only, in no event later than three (3) Business Days following the Closing Date.

(d) Prior to the Effective Time, Galaxy will adopt such resolutions as may reasonably be required in its discretion (and with the reasonable approval of Mars) to effectuate the actions contemplated by this Section 2.4.

Section 2.5 Treatment of Mars Stock Options and Other Stock-Based Awards; Treatment of Mars Warrants.

(a) Each option to purchase Mars Shares (collectively, the “Mars Stock Options”) granted under the employee and director equity compensation plans of Mars (excluding the Mars ESPP, the “Mars Stock Plans”) or otherwise, shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions (including applicable vesting provisions) as were applicable under the Mars Stock Option, that number of Holdco Shares equal to the number of Mars Shares subject to such Mars Stock Option immediately prior to the Effective Time, at a price per share equal to the per share exercise or purchase price specified in such Mars Stock Option immediately prior to the Effective Time and such converted option shall be assumed by Holdco.

(b) At the Effective Time, each award of restricted Mars Common Stock (the “Mars Restricted Shares”) that is outstanding immediately prior to the Effective Time shall be converted on a one-for-one basis into restricted Holdco Shares, subject to the same terms and conditions (including vesting requirements) as were applicable to the Mars Restricted Shares in respect of which they are issued.

(c) At and after the Effective Time, any right to purchase Mars Shares under the Macrovision Corporation 1996 Employee Stock Purchase Plan (“Mars ESPP”) shall be converted into the right to purchase Holdco Shares, subject to the same terms and conditions as were applicable under the Mars ESPP and such purchase rights shall be assumed by Holdco.

(d) Each warrant to purchase Mars Shares (collectively, the “Mars Warrants”) shall be converted, at the Effective Time, into a warrant to purchase, on the same terms and conditions (including exercisability requirements) as were applicable under the Mars Warrant, that number of Holdco Shares equal to the number of Mars Shares subject to such Mars Warrant immediately prior to the Effective Time, at a price per share equal to the per share exercise or purchase price specified in such Mars Warrant immediately prior to the Effective Time.

(e) Prior to the Effective Time, Holdco and Mars shall take all necessary action to assume as of the Effective Time all of the obligations undertaken by, or on behalf of, Holdco under this Section 2.5 and to adopt at the Effective Time the Mars Stock Plans, each Mars Stock Option and any purchase rights under the Mars ESPP, and to take all other actions called for by this Section 2.5, including the reservation, issuance and listing of a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to the Mars Stock Options and the Mars ESPP. No later than the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Common Stock subject to such Mars Stock Options and purchase rights under the Mars ESPP and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, purchase rights or restricted shares remain outstanding.

(f) As soon as reasonably practicable following the Effective Time, Holdco shall deliver to the holders of Mars Stock Options and purchase rights under the Mars ESPP appropriate notices setting forth such holders’ rights pursuant to the respective Mars Stock Plans and the Mars ESPP and agreements evidencing the grants of or rights in such Mars Stock Options and purchase rights under the Mars ESPP and stating that such Mars Stock Options and agreements and purchase rights under the Mars ESPP have been assumed by Holdco and shall continue in effect on the same terms and conditions (after giving effect to any changes thereto as set forth in this Section 2.5).

Section 2.6 Withholding Rights. The Exchange Agent and Mars shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Galaxy Shares, Galaxy Stock Options, Galaxy Restricted Shares, Galaxy Stock-Based Awards, Mars Shares, Mars Stock Options, purchase rights under the Mars ESPP or Mars Restricted Shares such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such holder, in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GALAXY

Except as disclosed in the Galaxy SEC Documents or in the disclosure schedule delivered by Galaxy to Mars prior to the execution of this Agreement and attached hereto (the “Galaxy Disclosure Schedule”), Galaxy represents and warrants to Mars, Holdco and the Merger Subs as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Galaxy and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have a Galaxy Material Adverse Effect. As used in this Agreement, any reference to any fact, circumstance, event, effect or change having a “Galaxy Material Adverse Effect” means a fact, circumstance, event, effect or change that is materially adverse to the business or financial condition of Galaxy and its Subsidiaries, taken as a whole, but shall not include (i) events or effects relating to or resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on Galaxy and its Subsidiaries, taken as a whole, relative to its competitors; (B) changes or developments in the industries in which Galaxy and its Subsidiaries operate to the extent such changes or developments do not disproportionately impact Galaxy relative to its competitors, (C) changes in Law; (D) effects resulting from the failure to take any actions (or refrain from any omissions) as to which Galaxy has requested Mars’ consent pursuant to Sections 5.1(a) or (b) and to which Mars did not consent; (E) the identity of Mars or any of its affiliates as acquiror of Galaxy; (F) compliance with the terms of, or the taking of any actions required to be taken by, this Agreement, or actions or omissions of Galaxy or any of its Subsidiaries that Mars has expressly requested or to which Mars has expressly consented; (G) any acts of terrorism or war; (H) changes in generally accepted accounting principles or the interpretation thereof; (I) any litigation relating to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated hereby; or (J) any actions by the executive officers of Mars, or actions by other employees or representatives of Mars that Galaxy can demonstrate were directed by or attributable to Mars; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but, for the avoidance of doubt, not the underlying facts and circumstances).

(b) Section 3.1(b) of the Galaxy Disclosure Schedule sets forth a complete and correct list of each material Subsidiary of Galaxy. Section 3.1(b) of the Galaxy Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by Galaxy or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries held by Galaxy or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by Galaxy or its Subsidiaries are free and clear of any Liens, other than Permitted Liens and restrictions imposed by applicable Law. Other than Galaxy’s Subsidiaries, neither Galaxy nor any of its Subsidiaries owns any capital stock or, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.

(c) Galaxy has delivered or made available to Mars a copy of the certificate or articles of incorporation and by-laws (or like organizational documents) of Galaxy and each of its material Subsidiaries, and each such copy is true, correct and complete and each such instrument is in full force and effect. Except as would not have a Galaxy Material Adverse Effect, Galaxy is not in violation of any of the provisions of its certificate of incorporation or by-laws and each material Subsidiary is not in violation of any of the provisions of its respective certificate or articles of incorporation or by-laws (or like organizational documents).

Section 3.2 Capital Stock.

(a) The authorized capital stock of Galaxy consists of 2,350,000,000 shares of Galaxy Common Stock and 150,000,000 shares of preferred stock (the “Galaxy Preferred Stock”). As of November 26, 2007, there were (i) 429,106,376 shares of Galaxy Common Stock issued and outstanding (including 300,000 Galaxy Restricted Shares) and no shares of Galaxy Preferred Stock issued and outstanding, (ii) Galaxy Stock Options to purchase an aggregate of 31,851,238 shares of Galaxy Common Stock issued and outstanding and (iii) 61,776,330 shares of Galaxy Common Stock available for issuance under the Galaxy Benefit Plans (including 32,076,330 shares available for issuance pursuant to the exercise of Galaxy Stock Options and the satisfaction of Galaxy Stock-Based Awards). All outstanding Galaxy Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above, as of the date hereof, (i) Galaxy does not have any shares of its capital stock issued or outstanding other than shares of Galaxy Common Stock that have become outstanding after November 26, 2007 that were reserved for issuance as of November 26, 2007 as set forth in subsection (a) above and (ii) except as set forth in the Second Amended and Restated Rights Agreement, dated as of July 12, 2000, between Galaxy and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Galaxy or any of Galaxy’s Subsidiaries is a party obligating Galaxy or any of Galaxy’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Galaxy or any Subsidiary of Galaxy or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Galaxy Common Stock that were available for issuance as set forth in subsection (a) above, from September 30, 2007 to the date hereof, Galaxy has not declared or paid any dividend or distribution in respect of the Galaxy Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Galaxy Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c) Except for awards to acquire shares of Galaxy Common Stock under any Galaxy Stock Plan, neither Galaxy nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Galaxy on any matter.

(d) There are no voting trusts or other agreements or understandings to which Galaxy or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Galaxy or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the Board of Directors of Galaxy or any of its material Subsidiaries.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) Galaxy has requisite corporate power and authority to enter into this Agreement and, subject to receipt of Galaxy Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of Galaxy at a duly held meeting has (i) determined that it is in the best interests of Galaxy and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Galaxy Merger, and (iii) resolved to recommend that the stockholders of Galaxy approve the adoption of this Agreement (the “Galaxy Recommendation”) and directed that such matter be submitted for consideration of the stockholders of Galaxy at the Galaxy Meeting. Except for the Galaxy Stockholder Approval and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Galaxy are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Galaxy and, assuming this Agreement constitutes the valid and binding agreement of Mars, Holdco and the Merger Subs, constitutes the valid and binding agreement of Galaxy, enforceable against Galaxy in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance by Galaxy of this Agreement and the consummation of the Mergers by Galaxy do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Galaxy Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement/Prospectus, (iv) compliance with the rules and regulations of the National Association of Securities Dealers and NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 3.3(b) of the Galaxy Disclosure Schedule (collectively, clauses (i) through (vi), the “Galaxy Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Galaxy Material Adverse Effect or (B) prevent or materially delay the consummation of the Mergers.

(c) Assuming receipt of or compliance with the Galaxy Specified Approvals and the receipt of the Galaxy Stockholder Approval, the execution, delivery and performance by Galaxy of this Agreement and the consummation by Galaxy of the Mergers and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Galaxy or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Galaxy or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Galaxy or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Galaxy or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have a Galaxy Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) Galaxy has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2005 (the “Galaxy SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Galaxy SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Galaxy SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of Galaxy included in the Galaxy SEC Documents (if amended, as of the date of the last such amendment filed prior to the date hereof) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of Galaxy and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. Galaxy has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act. Galaxy’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Galaxy in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Galaxy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Galaxy’s management has completed an assessment of the effectiveness of Galaxy’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The assessment of the effectiveness of Galaxy’s internal controls over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included in the Galaxy SEC Documents.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Galaxy’s consolidated audited balance sheet as of December 31, 2006 (the “Reference Date”) (or the notes thereto) or Galaxy’s consolidated balance sheet as of September 30, 2007 (or the notes thereto), in each case, as included in the Galaxy SEC Documents, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since the Reference Date and (d) for liabilities and obligations which have been discharged or paid in full, neither Galaxy nor any Subsidiary of Galaxy has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Galaxy and its Subsidiaries, other than those which would not have a Galaxy Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) Galaxy and each of Galaxy’s Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have a Galaxy Material Adverse Effect. No representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.4.

(b) Galaxy and Galaxy’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Galaxy and Galaxy’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Galaxy Permits”), except where the failure to have any such Galaxy Permit would not have a Galaxy Material Adverse Effect. All Galaxy Permits are in full force and effect, except where the failure to be in full force and effect would not have a Galaxy Material Adverse Effect.

Section 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Galaxy Disclosure Schedule lists all material Galaxy Benefit Plans and lists or describes all material Galaxy Foreign Plans. “Galaxy Benefit Plans” means all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health benefit plans, insurance arrangements covering employees, consultants and directors, in each case that are sponsored, maintained or contributed to by Galaxy or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Galaxy or its Subsidiaries; provided that Galaxy Benefit Plans shall not include any Galaxy Foreign Plans. For purposes of this Agreement, the term “Galaxy Foreign Plan” shall refer to each plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Galaxy Benefit Plan had it been a United States plan, program or contract.

(b) Galaxy has heretofore made available to Mars true and complete copies of each of the Galaxy Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Galaxy Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules (in each case, if applicable); (iii) the most recent determination letter from the IRS (if applicable) for such Galaxy Benefit Plan; and (iv) forms of award agreements and summary plan descriptions (if applicable).

(c) Except as would not have a Galaxy Material Adverse Effect: (i) each Galaxy Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Galaxy Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of Galaxy, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Galaxy Benefit Plan is subject to Title IV of ERISA; (iv) no Galaxy Benefit Plan provides retiree medical or other welfare benefits, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by Galaxy, its Subsidiaries or any ERISA Affiliate of Galaxy that has not been satisfied in full; (vi) all contributions or other amounts payable by Galaxy or its Subsidiaries as of the date hereof with respect to each Galaxy Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither Galaxy nor its Subsidiaries has engaged in a transaction in connection with which Galaxy or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or, to the knowledge of Galaxy, anticipated claims (other than claims for benefits in accordance with the terms of Galaxy Benefit Plans) by, on behalf of, against or with respect to any of the Galaxy Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of Galaxy or any of its Subsidiaries; and (ix) all material Galaxy Foreign Plans (A) have been maintained in accordance with their terms and all applicable Laws and requirements; (B) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment; and (C) if they are required to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of Galaxy or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer, except as expressly provided in this Agreement including, without limitation, Section 2.4.

(e) With respect to any Galaxy Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is in progress or, to the knowledge of Galaxy, pending or threatened, except as would not have a Galaxy Material Adverse Effect.

(f) Except as would not have a Galaxy Material Adverse Effect, neither Galaxy, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Galaxy Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as would not have a Galaxy Material Adverse Effect, Galaxy and each Subsidiary of Galaxy is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”) or any similar applicable state or local law and since January 1, 2005, (i) Galaxy has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Galaxy; (iii) Galaxy has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and (iv) Galaxy has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(h) Except as would not have a Galaxy Material Adverse Effect, each of Galaxy and each Subsidiary is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt and non-exempt, and of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(i) Except as set forth on Section 3.8(i) of the Galaxy Disclosure Schedule, neither Galaxy nor any of its Subsidiaries has made or is obligated to make any material payment (including any transfer of property or provision of any benefit) in connection with the transactions contemplated by this Agreement which, alone or aggregated with any other payment, would be an excess parachute payment within the meaning of Section 280(G) of the Code.

(j) Each Galaxy Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, including the proposed and final regulations issued thereunder and Internal Revenue Service Notice 2005-1.

Section 3.9 Absence of Certain Changes or Events. From the Reference Date through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, (i) the businesses of Galaxy and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business and (ii) neither Galaxy nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Mars under Section 5.1(b)(i), (ix), (xi) or (xvi) of this Agreement. Since the Reference Date, there has not been any event or effect that has had a Galaxy Material Adverse Effect.

Section 3.10 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Galaxy, threatened) by any Governmental Entity with respect to Galaxy or any of Galaxy’s Subsidiaries, which would have a Galaxy Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Galaxy, threatened) against or affecting Galaxy or any of Galaxy’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have a Galaxy Material Adverse Effect.

Section 3.11 Disclosure Documents.

(a) None of the information supplied or to be supplied by Galaxy in writing specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to Mars’ stockholders or at the time of the Mars Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this Agreement, “Joint Proxy Statement/ Prospectus” means Mars’ proxy statement relating to the Mars Meeting, together with Galaxy’s proxy statement relating to the Galaxy Meeting, to be filed with the SEC, as such document may be amended or supplemented from time to time.

(b) None of the information supplied or to be supplied by Galaxy in writing specifically for inclusion or incorporation by reference in the registration statement on Form S-4 (or such successor form as shall then be appropriate) to be filed by Mars with the SEC pursuant to which the issuance of shares of Holdco Common Stock in the Mergers will be registered by Mars under the Securities Act (the “Registration Statement” and, together with the Joint Proxy

Statement/Prospectus, the “Filings”) or any amendment or supplement thereto will, at the time the Registration Statement or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be included in order to make the statements therein, in light of the circumstances under which they were made, not misleading

(c) Notwithstanding the foregoing, no representation or warranty is made by Galaxy in this Section 3.11 with respect to statements made or incorporated by reference in the Filings based on information supplied by Mars, Holdco or the Merger Subs for inclusion or incorporation by reference therein.

Section 3.12 Rights Plan. The Board of Directors of Galaxy has resolved to, and Galaxy after the execution of this Agreement will, take all action necessary to render the Rights inapplicable to the Mergers, to the execution and performance of this Agreement and to the transactions contemplated hereby (including, without limitation, the execution and performance of the Galaxy Voting and Support Agreement). Galaxy has delivered to Mars a copy of the amendment to the Rights Agreement to effectuate the foregoing, as adopted by the Board of Directors of Galaxy.

Section 3.13 Tax Matters.

(a) Except as would not have a Galaxy Material Adverse Effect, (i) Galaxy and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) Galaxy and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns; (iii) neither Galaxy nor any of its Subsidiaries has any liability for Taxes of any Person (other than Galaxy or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, (iv) as of the date of this Agreement, there are not pending or, to the knowledge of Galaxy, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Galaxy or any of its Subsidiaries and neither Galaxy nor any of its Subsidiaries has given any currently effective waiver of any statute of limitations in respect of Taxes; (v) neither Galaxy nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; and (vi) neither Galaxy nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty of Galaxy is made in respect of Tax matters in any Section of this Agreement other than this Section 3.13 and Section 3.25.

Section 3.14 Labor Matters. Except for such matters which would not have a Galaxy Material Adverse Effect, as of the date hereof, (i) neither Galaxy nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of Galaxy, threatened with respect to any employees of Galaxy or any of its Subsidiaries; and (iii) to the knowledge of Galaxy, there is no union organizing effort pending or threatened against Galaxy or any of its Subsidiaries. It is agreed and understood that no representation or warranty of Galaxy is made in respect of labor matters in any Section of this Agreement other than Section 3.8 and this Section 3.14.

Section 3.15 Intellectual Property.

(a) Except as would not have a Galaxy Material Adverse Effect, either Galaxy or a Subsidiary of Galaxy owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) used in their respective businesses as currently conducted. Except as would not have a Galaxy Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of Galaxy, threatened claims by any person alleging that Galaxy or any of its Subsidiaries infringes the Intellectual Property of such person and (ii) to the knowledge of Galaxy, the conduct of the business of Galaxy and its Subsidiaries does not infringe any Intellectual Property of any person. Except as would not have a Galaxy Material Adverse Effect, Galaxy and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements. For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein.

(b) Except as would not have a Galaxy Material Adverse Effect, the execution and delivery of this Agreement by Galaxy and the consummation by Galaxy of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses of Galaxy.

(c) Except as would not have a Galaxy Material Adverse Effect, all patents and registrations for trademarks, service marks and copyrights which are held by Galaxy or any of its Subsidiaries, are subsisting and have not expired or been cancelled or abandoned.

(d) Galaxy takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of Galaxy and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of Galaxy’s products, including software, and Intellectual Property of Galaxy and its Subsidiaries). No prior or current employee or officer or any prior or current consultant or contractor of Galaxy or any of its Subsidiaries has asserted or, to the knowledge of Galaxy, has any ownership in any Intellectual Property used by Galaxy or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where Galaxy or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of Galaxy or any of its Subsidiaries as needed by such consultants or contractors).

(e) To the knowledge of Galaxy, except as would not have a Galaxy Material Adverse Effect, neither Galaxy nor any of its Subsidiaries has licensed any of the Intellectual Property owned by Galaxy and its Subsidiaries to any third party on an exclusive basis, nor has Galaxy or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including software, except for any such contract where such Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business.

Section 3.16 Real Property. Galaxy has heretofore made available to Mars true and complete copies of all material deeds of trust, leases, subleases or licenses relating to all material real property owned, leased, subleased or licensed by Galaxy or any of its Subsidiaries. Except as would not have a Galaxy Material Adverse Effect, Galaxy or a Subsidiary of Galaxy owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by Galaxy or a Subsidiary of Galaxy as of the date hereof).

Section 3.17 Opinion of Financial Advisor. The Board of Directors of Galaxy has received the opinion of UBS Securities LLC (“UBS”), dated as of the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration to be received by the holders of the Galaxy Common Stock (other than certain affiliates of Galaxy) in the transaction is fair, from a financial point of view, to such holders.

Section 3.18 Required Vote of the Galaxy Stockholders. The affirmative vote of the holders of two-thirds of the outstanding shares of Galaxy Common Stock is the only vote of holders of securities of Galaxy which is required to approve this Agreement and the Mergers (the “Galaxy Stockholder Approval”).

Section 3.19 Contracts.

(a) For purposes of this Agreement, “Galaxy Specified Contract” shall mean:

A. any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to Galaxy;

B. any indemnification, employment, consulting or other contract with (x) any member of the Board of Directors of Galaxy, or (y) any executive officer of Galaxy other than those contracts terminable by Galaxy or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Galaxy or any such Subsidiary;

C. any contract containing any covenant limiting, in any material respect, the ability of Galaxy or any of its Subsidiaries to engage in any line of business or compete with any person or solicit the employees of another person;

D. any contract (i) relating to the disposition or acquisition by Galaxy or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which Galaxy or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Subsidiaries;

E. any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money, in each case for more than $10 million;

F. any contract under which Galaxy or any of its Subsidiaries has received or granted a license that is material to the business of Galaxy and its Subsidiaries, taken as a whole, relating to any Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business; and

G. any material partnership or joint venture agreement to which Galaxy or any of its Subsidiaries is a party.

(b) Section 3.19(b) of the Galaxy Disclosure Schedule sets forth a list of all Galaxy Specified Contracts as of the date hereof.

(c) Except as would not have a Galaxy Material Adverse Effect, (i) neither Galaxy nor any Subsidiary of Galaxy is in breach of or default under the terms of any Galaxy Specified Contract; (ii) to the knowledge of Galaxy, no other party to any Galaxy Specified Contract is in breach of or default under the terms of any Galaxy Specified Contract; and (iii) each Galaxy Specified Contract is a valid and binding obligation of Galaxy or the Subsidiary of Galaxy which is party thereto and, to the knowledge of Galaxy, of each other party thereto, and is in full force and effect, except the Bankruptcy and Equity Exception.

Section 3.20 Finders or Brokers. Except for UBS, neither Galaxy nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 3.21 State Takeover Statutes. Assuming the accuracy of the representations and warranties in Section 4.27, the approval of the Board of Directors of Galaxy of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of Galaxy, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” laws.

Section 3.22 Insurance.

(a) Section 3.22(a) of the Galaxy Disclosure Schedule sets forth a list of each material insurance policy and all material claims made under such policies that have been paid since January 1, 2005 (“Galaxy Insurance Policies”). Except as would not have a Galaxy Material Adverse Effect, each Galaxy Insurance Policy is in full force and effect. Complete and correct copies of the Galaxy Insurance Policies have been made available to Mars.

(b) Neither Galaxy nor any of its Subsidiaries has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance; or (ii) refusal of any coverage or rejection of any material claim under any Galaxy Insurance Policies, except for such cancellations, invalidations, refusals or rejections as would not have a Galaxy Material Adverse Effect.

Section 3.23 Environmental Matters.

(a) Galaxy is in compliance with all Environmental Laws (as defined below), which compliance includes the possession by Galaxy and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Galaxy Material Adverse Effect.

(b) Galaxy has not received any written communication, whether from a Governmental Entity or other Person, that alleges that either Galaxy or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of Galaxy, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. Galaxy has no knowledge of any condition at any of the properties leased by Galaxy or any of its Subsidiaries that would reasonably be expected to have a Galaxy Material Adverse Effect.

(c) As used in this Agreement, “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; “Environmental Law” shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, including any statute or regulation pertaining to the (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels, and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels and containers and other closed receptacles; and “Materials of Environmental Concern” shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.

Section 3.24 Transactions with Affiliates. Except as disclosed in the Galaxy SEC Reports, there are no Contracts or transactions between Galaxy or any of its Subsidiaries, on the one hand, and any (i) officer or director of Galaxy or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of Galaxy or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

Section 3.25 Tax Qualification. Neither Galaxy nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code.

Section 3.26 No Additional Representations. Galaxy acknowledges that none of Mars, Holdco, the Merger Subs or any person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Mars furnished or made available to Galaxy and its respective Representatives, in each case except as expressly set forth in Article IV (as modified by the Mars Disclosure Schedule and the Mars SEC Documents), and none of Mars, Holdco, the Merger Sub, or their respective directors, officers, employees, agents or other representatives, or any other person shall be subject to any liability to Galaxy or any other person resulting from Mars’, Holdco’s, or the Merger Subs’ making available, or Galaxy’s use of, such information, including the confidential information memorandum, management presentation and other presentation materials delivered to Galaxy, as subsequently updated, supplemented or amended, or any information, documents or material made available to Mars, Holdco, or the Merger Subs in the due diligence materials provided, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MARS, HOLDCO AND THE MERGER SUBS

Except as disclosed in the Mars SEC Documents or in the disclosure schedule delivered by Mars to Galaxy prior to the execution of this Agreement and attached hereto (the

“Mars Disclosure Schedule”), Mars, Holdco and the Merger Subs jointly and severally represent and warrant to Galaxy as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Mars, Holdco, the Merger Subs and Mars’ Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have a Mars Material Adverse Effect. As used in this Agreement, any reference to any fact, circumstance, event, effect or change having a “Mars Material Adverse Effect” means a fact, circumstance, event, effect or change that is materially adverse to the business or financial condition of Mars (or, after the Effective Time, Holdco) and its Subsidiaries, taken as a whole, but shall not include (i) events or effects relating to or resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on Mars and its Subsidiaries, taken as a whole, relative to its competitors; (B) changes or developments in the industries in which Mars and its Subsidiaries operate to the extent such changes or developments do not disproportionately impact Mars relative to its competitors; (C) changes in Law; (D) effects resulting from the failure to take any actions (or refrain from any omissions) as to which Mars has requested Galaxy’s consent pursuant to Section 5.1(c) or (d) and to which Galaxy did not consent; (E) the identity of Mars or any of its affiliates as acquiror of Galaxy; (F) compliance with the terms of, or the taking of any actions required to be taken by, this Agreement, or actions or omissions of Mars or any of its Subsidiaries that Galaxy has expressly requested or to which Galaxy has expressly consented; (G) any acts of terrorism or war; (H) changes in generally accepted accounting principles or the interpretation thereof; (I) any litigation relating to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated hereby; or (J) any actions by the executive officers of Galaxy, or actions by other employees or representatives of Galaxy that Mars can demonstrate were directed by or attributable to Galaxy; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but, for the avoidance of doubt, not the underlying facts and circumstances).

(b) All equity interests (including partnership interests and limited liability company interests) of the material Subsidiaries of Mars held by Mars or by any other Subsidiary of Mars have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by Mars or its Subsidiaries are free and clear of any Liens, other than Permitted Liens and restrictions imposed by applicable Law. Other than the Subsidiaries, neither Mars nor any of its Subsidiaries owns any capital stock or, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.

(c) Mars has delivered or made available to Galaxy a copy of the certificate or articles of incorporation and by-laws (or like organizational documents) of Mars and each of its material Subsidiaries, and each such copy is true, correct and complete and each such instrument is in full force and effect. Except as would not have a Mars Material Adverse Effect, Mars is not in violation of any of the provisions of its certificate of incorporation or by-laws and each material Subsidiary is not in violation of any of the provisions of its respective certificate or articles of incorporation or by-laws (or like organizational documents).

Section 4.2 Capital Stock.

(a) The authorized capital stock of Mars consists of 250,000,000 shares of Mars Common Stock and 5,000,000 shares of preferred stock (the “Mars Preferred Stock”). As of November 26, 2007, there were (i) 53,801,568 shares of Mars Common Stock issued and outstanding (including 1,252,989 Mars Restricted Shares) and no shares of Mars Preferred Stock issued and outstanding, (ii) Mars Stock Options to purchase an aggregate of 4,425,653 shares of Mars Common Stock issued and outstanding, (iii) 6,531,926 shares of Mars Common Stock available for issuance under the Mars Benefit Plans (including 4,342,467 shares available for grant pursuant to the exercise of Mars Stock Options), and (iv) issued and outstanding Mars Warrants to purchase up to an aggregate of 928,315 shares of Mars Common Stock. All outstanding Mars Shares are, and at the Effective Time, the Holdco Shares to be issued pursuant to this Agreement shall be, duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above, as of the date hereof, Mars does not have any shares of its capital stock issued or outstanding other than shares of Mars Common Stock that have become outstanding after November 26, 2007 that were reserved for issuance as of November 26, 2007 as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Mars or any of Mars’ Subsidiaries is a party obligating Mars or any of Mars’ Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Mars or any Subsidiary of Mars or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Mars Common Stock that were available for issuance as set forth in subsection (a) above, from September 30, 2007 to the date hereof, Mars has not declared or paid any dividend or distribution in respect of the Mars Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Mars Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c) Except for awards to acquire shares of Mars Common Stock under any Mars Stock Plan, neither Mars nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Mars on any matter.

(d) There are no voting trusts or other agreements or understandings to which Mars or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Mars or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the Board of Directors of Mars or any of its material Subsidiaries.

Section 4.3 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Mars, Holdco and the Merger Subs has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Mars Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Mars, Holdco and the Merger Subs, and the Board of Directors of Mars has resolved to recommend that the stockholders of Mars approve the issuance of shares of Holdco Common Stock in the Mergers (the “Mars Recommendation”) and directed that such matter be submitted for consideration of the stockholders of Mars at the Mars Meeting. The Board of Directors of each of Holdco and the Merger Subs has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers. Except for the Mars Stockholder Approval, the adoption of this Agreement by Mars as the sole stockholder of Holdco, the adoption of this Agreement by Holdco as the sole stockholder of each of the Merger Subs, and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Mars, Holdco or the Merger Subs are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mars, Holdco and the Merger Subs and, assuming this Agreement constitutes the valid and binding agreement of Galaxy, this Agreement constitutes the valid and binding agreement of Mars, Holdco and the Merger Subs, enforceable against each of Mars, Holdco and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Mars, Holdco and the Merger Subs of this Agreement and the consummation of the Mergers by Mars, Holdco and the Merger Subs do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Mars Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Joint Proxy Statement/Prospectus and the Registration Statement, (iv) compliance with the rules and regulations of the National Association of Securities Dealers and NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws; (vi) the listing of the Holdco Common Stock on the Nasdaq Global Select Market, and (vii) the other consents and/or notices set forth on Section 4.3(b) of the Mars Disclosure Schedule (collectively, clauses (i) through (vi), the “Mars Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Mars Material Adverse Effect or (B) prevent or materially delay the consummation of the Mergers.

(c) Assuming receipt of or compliance with the Mars Specified Approvals, and receipt of the Mars Stockholder Approval, the execution, delivery and performance by Mars, Holdco and the Merger Subs of this Agreement and the consummation by Mars, Holdco and the Merger Subs of the Mergers and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Mars or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Mars or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Mars or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Mars or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have a Mars Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Mars has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2005 (the “Mars SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Mars SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Mars SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of Mars included in the Mars SEC Documents (if amended, as of the date of the last such amendment filed prior to the date hereof) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of Mars and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Mars has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act. Mars’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Mars in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Mars’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Mars’ management has completed an assessment of the effectiveness of Mars’ internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The assessment of the effectiveness of Mars’ internal controls over financial reporting has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included in the Mars SEC Documents.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Mars’ consolidated audited balance sheet as of the Reference Date (or the notes thereto) or Mars’ consolidated balance sheet as of September 30, 2007 (or the notes thereto), in each case, as included in the Mars SEC Documents, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since the Reference Date and (d) for liabilities and obligations which have been discharged or paid in full, neither Mars nor any Subsidiary of Mars has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Mars and its Subsidiaries, other than those which would not have a Mars Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Each of Mars and its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have a Mars Material Adverse Effect. No representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of the matters referenced in Section 4.4

(b) Mars and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Mars and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Mars Permits“), except where the failure to have any such Mars Permit would not have a Mars Material Adverse Effect. All Mars Permits are in full force and effect, except where the failure to be in full force and effect would not have a Mars Material Adverse Effect.

Section 4.8 Employee Benefit Plans.

(a) Section 4.8(a) of the Mars Disclosure Schedule lists all material Mars Benefit Plans and lists or describes all material Mars Foreign Plans. “Mars Benefit Plans” means all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health benefit plans, insurance arrangements covering employees, consultants and directors, in each case that are sponsored, maintained or contributed to by Mars or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Mars or its Subsidiaries; provided that Mars Benefit Plans shall not include any Mars Foreign Plans. For purposes of this Agreement, the term “Mars Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Mars Benefit Plan had it been a United States plan, program or contract.

(b) Mars has heretofore made available to Galaxy true and complete copies of each of the Mars Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Mars Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Mars Benefit Plan; and (iv) forms of award agreements and summary plan descriptions (if applicable).

(c) Except as would not have a Mars Material Adverse Effect: (i) each Mars Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Mars Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of Mars, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Mars Benefit Plan is subject to Title IV of ERISA; (iv) no Mars Benefit Plan provides retiree medical or other welfare benefits, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by Mars, its Subsidiaries or any ERISA Affiliate of Mars that has not been satisfied in full; (vi) all contributions or other amounts payable by Mars or its Subsidiaries as of the date hereof with respect to each Mars Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither Mars nor its Subsidiaries has engaged in a transaction in connection with which Mars or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or, to the knowledge of Mars, anticipated claims (other than claims for benefits in accordance with the terms of the Mars Benefit Plans) by, on behalf of, against or with respect to any of the Mars Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of Mars or any of its Subsidiaries; and (ix) all material Mars Foreign Plans (A) have been maintained in accordance with their terms and all applicable Laws and requirements; (B) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment; and (C) if they are required to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of Mars or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer.

(e) With respect to any Mars Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is in progress or, to the knowledge of Mars, pending or threatened, except as would not have a Mars Material Adverse Effect.

(f) Except as would not have a Mars Material Adverse Effect, neither Mars, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Mars Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as would not have a Mars Material Adverse Effect, Mars and each Subsidiary of Mars is in compliance with the WARN Act or any similar applicable state or local law and since January 1, 2005, (i) Mars has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Mars; (iii) Mars has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and (iv) Mars has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(h) Except as would not have a Mars Material Adverse Effect, each of Mars and each Subsidiary is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt and non-exempt, and of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(i) Except as set forth on Section 4.8(i) of the Mars Disclosure Schedule, neither Mars nor any of its Subsidiaries has made or is obligated to make any payment (including any transfer of property or provision of any benefit) in connection with the transactions contemplated by this Agreement which, alone or aggregated with any other payment, would be an excess parachute payment within the meaning of Section 280(G) of the Code.

(j) Each Mars Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, including the proposed and final regulations issued thereunder and Internal Revenue Service Notice 2005-1.

Section 4.9 Absence of Certain Changes or Events. From the Reference Date through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, (i) the businesses of Mars and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business and (ii) neither Mars nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Galaxy under Section 5.1(d)(i), (vi), (viii), or (x) of this Agreement. Since the Reference Date, there has not been any event or effect that has had a Mars Material Adverse Effect.

Section 4.10 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Mars, threatened) by any Governmental Entity with respect to Mars or any of its Subsidiaries which would have a Mars Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Mars, threatened) against or affecting Mars or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have a Mars Material Adverse Effect.

Section 4.11 Disclosure Documents.

(a) None of the information supplied or to be supplied by Mars in writing specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to Galaxy’s stockholders or at the time of the Galaxy Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Registration Statement, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) Neither the Registration Statement nor any amendment or supplement thereto will, at the time it becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Notwithstanding the foregoing, no representation or warranty is made by Mars, Holdco or the Merger Subs in this Section 4.11 with respect to statements made or incorporated by reference in the Filings based on information supplied by Galaxy for inclusion or incorporation by reference therein.

Section 4.12 Tax Matters.

(a) Except as would not have a Mars Material Adverse Effect, (i) Mars and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) Mars and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns; (iii) neither Mars nor any of its Subsidiaries has any liability for Taxes of any Person (other than Mars or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, (iv) as of the date of this Agreement, there are not pending or, to the knowledge of Mars, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Mars or any of its Subsidiaries and neither Mars nor any of its Subsidiaries has given any currently effective waiver of any statute of limitations in respect of Taxes; (v) neither Mars nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; and (vi) neither Mars nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). It is agreed and understood that no representation or warranty of Mars is made in respect of Tax matters in any Section of this Agreement other than this Section 4.12 and Section 4.30.

Section 4.13 Labor Matters. Except for such matters which would not have a Mars Material Adverse Effect, as of the date hereof, (i) neither Mars nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of Mars, threatened with respect to any employees of Mars or any of its Subsidiaries; and (iii) to the knowledge of Mars, there is no union organizing effort pending or threatened against Mars or any of its Subsidiaries. It is agreed and understood that no representation or warranty of Mars is made in respect of labor matters in any Section of this Agreement other than Section 4.8 and this Section 4.13.

Section 4.14 Intellectual Property.

(a) Except as would not have a Mars Material Adverse Effect, either Mars or a Subsidiary of Mars owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. Except as would not have a Mars Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of Mars, threatened claims by any person alleging that Mars or any of its Subsidiaries infringes the Intellectual Property of such person and (ii) to the knowledge of Mars, the conduct of the business of Mars and its Subsidiaries does not infringe any Intellectual Property of any person. Except as would not have a Mars Material Adverse Effect, Mars and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements.

(b) Except as would not have a Mars Material Adverse Effect, the execution and delivery of this Agreement by Mars and the consummation by Mars, Holdco and the Merger Subs of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses of Mars.

(c) Except as would not have a Mars Material Adverse Effect, all patents and registrations for trademarks, service marks and copyrights which are held by Mars or any of its Subsidiaries are subsisting and have not expired or been cancelled or abandoned.

(d) Mars takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of Mars and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of Mars’ products, including software, and Intellectual Property of Mars and its Subsidiaries). No prior or current employee or officer or any prior or current consultant or contractor of Mars or any of its Subsidiaries has asserted or, to the knowledge of Mars, has any ownership in any Intellectual Property used by Mars or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where Mars or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of Mars or any of its Subsidiaries as needed by such consultants or contractors).

(e) To the knowledge of Mars, except as would not have a Mars Material Adverse Effect, neither Mars nor any of its Subsidiaries has licensed any of the Intellectual Property owned by Mars and its Subsidiaries to any third party on an exclusive basis, nor has Mars or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including software, except for any such contract where such Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business.

Section 4.15 Real Property. Except as would not have a Mars Material Adverse Effect, Mars or a Subsidiary of Mars owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by Mars or a Subsidiary of Mars as of the date hereof).

Section 4.16 Opinion of Financial Advisor. The Board of Directors of Mars has received the opinion of J.P. Morgan Securities Inc. (“J.P. Morgan”), dated as of the date of this Agreement, substantially to the effect that, as of such date, the Galaxy Consideration is fair, from a financial point of view, to Mars. The Board of Directors of Mars has received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), dated as of the date of this Agreement, substantially to the effect that, as of such date and based upon and subject to the matters set forth in the written opinion of HLHZ, the aggregate cash amount to be paid to holders of Galaxy Shares in the Galaxy Merger and the aggregate number of Holdco Shares to be issued to holders of Galaxy Shares in the Galaxy Merger, as determined pursuant to this Agreement, is fair to Mars from a financial point of view.

Section 4.17 Required Vote of Mars Stockholders. The affirmative vote of the holders of a majority of the votes cast at the Mars Meeting is the only vote of holders of securities of Mars which is required to approve the Mergers and/or the issuance of shares of Holdco Common Stock therein (the “Mars Stockholder Approval”).

Section 4.18 Contracts.

(a) For purposes of this Agreement, “Mars Specified Contract” shall mean:

A. any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to Mars;

B. any indemnification, employment, consulting or other contract with (x) any member of the Board of Directors of Mars, or (y) any executive officer of Mars other than those contracts terminable by Mars or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Mars or any such Subsidiary.

C. any contract containing any covenant limiting, in any material respect, the ability of Mars, Holdco or any of their respective Subsidiaries to engage in any line of business or compete with any person or solicit the employees of another person;

D. any contract (i) relating to the disposition or acquisition by Mars or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other thank in the ordinary course of business or (ii) pursuant to which Galaxy or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Subsidiaries;

E. any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money, in each case for more than $10 million;

F. any contract under which Mars or any of its Subsidiaries has received or granted a license that is material to the business of Galaxy and its Subsidiaries, taken as a whole, relating to any Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business; and

G. any material partnership or joint venture agreement to which Mars or any of its Subsidiaries is a party.

(b) Section 4.18(b) of the Mars Disclosure Schedule sets forth a list of all Mars Specified Contracts as of the date hereof.

(c) Except as would not have a Mars Material Adverse Effect, (i) neither Mars nor any Subsidiary of Mars is in breach of or default under the terms of any Mars Specified Contract; (ii) to the knowledge of Mars, no other party to any Mars Specified Contract is in breach of or default under the terms of any Mars Specified Contract; and (iii) each Mars Specified Contract is a valid and binding obligation of Mars or the Subsidiary of Mars which is party thereto and, to the knowledge of Mars, of each other party thereto, and is in full force and effect, except the Bankruptcy and Equity Exception.

Section 4.19 Finders or Brokers. Except for J.P. Morgan and HLHZ, neither Mars nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 4.20 State Takeover Statutes. The approval of the Board of Directors of Mars of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of Mars, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” laws.

Section 4.21 Insurance.

(a) Section 4.21(a) of the Mars Disclosure Schedule sets forth a list of each material insurance policy and all material claims made under such policies that have been paid since January 1, 2005 (“Mars Insurance Policies”). Except as would not have a Mars Material Adverse Effect, each Mars Insurance Policy is in full force and effect. Complete and correct copies of the Mars Insurance Policies have been made available to Galaxy.

(b) Neither Mars nor any of its Subsidiaries has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance; or (ii) refusal of any coverage or rejection of any material claim under any Mars Insurance Policies, except for such cancellations, invalidations, refusals or rejections as would not have a Mars Material Adverse Effect.

Section 4.22 Environmental Matters.

(a) Each of Mars, Holdco and the Merger Subs is in compliance with all Environmental Laws (as defined below), which compliance includes the possession by Mars and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Mars Material Adverse Effect.

(b) Mars has not received any written communication, whether from a Governmental Entity or other Person, that alleges that either Mars or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of Mars, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. Mars has no knowledge of any condition at any of the properties leased by Mars or any of its Subsidiaries that would reasonably be expected to have a Mars Material Adverse Effect.

Section 4.23 Transactions with Affiliates. Except as disclosed in Mars SEC Reports, there are no Contracts or transactions between Mars or any of its Subsidiaries, on the one hand, and any (i) officer or director of Mars or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of Mars or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

Section 4.24 Financing.

(a) Attached as Section 4.24(a) of the Mars Disclosure Schedule is a true, accurate and complete copy of a fully executed debt commitment letter, related term sheets and the exhibits attached thereto (collectively, the “Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Holdco with loans in the amounts described therein, the proceeds of which are to be used to consummate the Mergers and the other transactions contemplated hereby (the “Financing”).

(b) The Commitment Letter in the form so delivered, is a legal, valid and binding obligation of Holdco, Mars and, to Mars’ knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception. The Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. None of Mars, Holdco or the Merger Subs is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. Mars, Holdco and the Merger Subs have paid any and all commitment or other fees required by the Commitment Letter that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters or other agreements, arrangements or understandings relating to the Financing to which Mars, Holdco, the Merger Subs, or any of their affiliates is a party. Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letter, shall together with Mars’ funds on hand and Galaxy’s funds on hand provide Holdco with acquisition financing on the Closing Date sufficient to pay the Aggregate Cash Consideration and the Option and Stock-Based Consideration (and any fees and expenses of or payable by Mars, Holdco, the Merger Subs or the Surviving Corporations) and all of its obligations hereunder. None of Mars, Holdco or the Merger Subs require any additional funding or financing to satisfy its obligations hereunder. The obligations of the lenders or purchasers under the Commitment Letter to make the Financing available to Mars, Holdco and the Merger Subs pursuant to the terms of the Commitment Letter are not subject to any conditions other than those set forth in the Commitment Letter. As of the date of this Agreement, Mars (i) is not aware of any fact or occurrence that makes any of the representations or warranties of Mars, Holdco or the Merger Subs in the Commitment Letter inaccurate in any material respect, (ii) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Closing to be satisfied by it or its affiliates contained in the Commitment Letter and (iii) has no reason to believe that any portion of the Financing required to consummate the transactions contemplated hereby will not be made available to Mars, Holdco or the Merger Subs on the Closing Date.

(c) In no event shall the receipt or availability of the Financing by Mars, Holdco, the Merger Subs or any of their respective affiliates or any other funds, financing or other transactions (other than those contemplated hereby) be a condition to any of the obligations of Mars, Holdco, or the Merger Subs hereunder.

Section 4.25 Solvency. As of the Effective Time, assuming satisfaction of the conditions to Mars’ and Merger Sub’s obligations to consummate the Mergers as set forth herein, or the waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing, any Alternate Financing and the payment of the aggregate Merger Consideration and the Option and Stock-Based Consideration and any other repayment or refinancing of debt that may be contemplated in the Commitment Letter, and payment of all related fees and expenses, (a) the amount of the “fair saleable value” of the assets of the Galaxy Surviving Corporation would exceed (i) the value of all “liabilities of the Galaxy Surviving Corporation, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Galaxy Surviving Corporation on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Galaxy Surviving Corporation would not have an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Effective Time; and (c) the Galaxy Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.26 Capitalization of Holdco and the Merger Subs. The authorized capital stock of Galaxy Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. The authorized capital stock of Mars Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. The authorized capital stock of Holdco consists of 250,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per shares, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Holdco is, and immediately prior to the Effective Time will be, owned by Mars, and all of the issued and outstanding capital stock of each Merger Sub is, and at the Effective Time will be, owned by Holdco. Except as set forth in this Agreement, none of Holdco or the Merger Subs has outstanding any option, warrant, right, or any other agreement pursuant to which any person other than Mars may acquire any equity security of any of Holdco or the Merger Subs. None of Holdco or the Merger Subs has conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement. Each of Holdco and the Merger Subs have provided true and complete copies of their respective certificates of incorporation and by-laws to Galaxy.

Section 4.27 Certain Arrangements. There are no contracts, agreements, arrangements or understandings between Mars, Holdco or the Merger Subs, on the one hand, and any member of Galaxy’s management or directors, on the other hand, as of the date hereof that relate in any way to Galaxy or the transactions contemplated by this Agreement. Prior to the Board of Directors of Galaxy approving this Agreement, the Mergers and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Mars nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Mergers, or any transactions contemplated by this Agreement.

Section 4.28 Ownership of Galaxy Shares. None of Mars, Holdco or the Merger Subs nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any Galaxy Shares or other securities convertible into, exchangeable into or exercisable for shares of Galaxy Common Stock (in each case, other than any such Galaxy Shares or other securities held on behalf of third parties or held in trust to fund Galaxy or Mars obligations). Except for the Galaxy Voting and Support Agreement being executed and delivered concurrently herewith, there are no voting trusts or other agreements, arrangements or understandings to which any of Mars, Holdco, the Merger Subs or any of their respective Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of Galaxy or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Mars, Holdco, the Merger Subs or any of their respective Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity or voting interest of Galaxy or any of its Subsidiaries.

Section 4.29 Rights Plan. Mars has no stockholder rights plan, stockholder rights agreements or similar agreements with any of its stockholders.

Section 4.30 Tax Qualification. Neither Mars nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code or the Mars Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.31 No Additional Representations. Each of Mars, Holdco and the Merger Subs acknowledges that neither Galaxy nor any person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Galaxy furnished or made available to Mars, Holdco, the Merger Subs and any of their respective Representatives, in each case except as expressly set forth in Article III (as modified by the Galaxy Disclosure Schedule and the Galaxy SEC Documents), and none of Galaxy, its directors, officers, employees, agents or other representatives, or any other person shall be subject to any liability to Mars, Holdco, the Merger Subs or any other person resulting from Galaxy’s making available, or Mars’, Holdco’s, or the Merger Subs’ use of, such information, including the confidential information memorandum, management presentation and other presentation materials delivered to Mars, as subsequently updated, supplemented or amended, or any information, documents or material made available to Mars, Holdco, or the Merger Subs in the due diligence materials provided, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by Galaxy and Mars.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Mars (which agreement shall not be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1(a) of the Galaxy Disclosure Schedule, Galaxy covenants and agrees with Mars that the business of Galaxy and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice in all material respects; provided, however, that no action by Galaxy or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), Galaxy agrees with Mars that between the date hereof and the Effective Time or the Termination Date, as applicable, without the prior written consent of Mars (which consent shall not be unreasonably withheld, conditioned or delayed), Galaxy:

(i) shall not, and shall not permit (subject to legal or contractual obligations) any of its Subsidiaries that is not wholly owned to, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Galaxy or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Galaxy which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except in each case in (i) connection with Galaxy Benefit Plans and (ii) pursuant to the terms of any Galaxy Stock Options;

(iv) except as required by (x) existing written agreements, (y) Galaxy Benefit Plans or (z) Galaxy Foreign Plans or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to Galaxy’s executive officers and/or directors; (B) between the date hereof and December 31, 2007, increase the compensation or other benefits payable or provided to Galaxy’s other employees other than in the ordinary course of business consistent with past practice; (C) from and after January 1, 2008, increase the aggregate annual compensation or other benefits payable or provided to Galaxy’s employees (1) in connection with general annual increases by more than 4% of the aggregate amount of such annual compensation or benefits as of the date hereof, or (2) in connection with promotions by more than 1% of the aggregate amount of such annual compensation or benefits as of the date hereof; (D) enter into or amend any employment, change of control, severance or retention agreement with any employee of Galaxy (except (1) any employment agreement with an employee with a title below that of Senior Vice President, with a term no longer than one year and providing for annual compensation (including salary and bonus) no greater than $250,000) and (2) severance agreements entered into with employees (other than executive officers) in the ordinary course of business in connection with terminations of employment) providing for severance payments no greater than two weeks salary for each year of employment with Galaxy except where management determines, in its good faith, reasonable judgment, that an incremental amount of severance is appropriate in connection with an individual termination (any such incremental amount, an “Excess Severance Payment”); or (E) except as permitted pursuant to clause (D) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to Galaxy or as is required to comply with Section 409A of the Code;

(v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers or directors (other than routine advances for business expenses in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Galaxy Benefit Plan;

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(vii) except for transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Galaxy or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of shares of Galaxy Common Stock in respect of any exercise of Galaxy Stock Options or in respect of the settlement of any Galaxy Stock-Based Awards, in each case, outstanding on the date hereof or as may be granted after the date hereof as required by existing written agreements or Galaxy Benefit Plans; and (B) the acquisition of shares of Galaxy Common Stock from a holder of a Galaxy Stock Option, Galaxy Restricted Share or Galaxy Stock-Based Award in satisfaction of withholding obligations or in payment of the exercise price;

(viii) except for transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix) except for transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, except (A) in the ordinary course of business (including, without limitation, licenses to third parties of Intellectual Property of Galaxy related to electronic or interactive program guides in the ordinary course of business); (B) pursuant to existing agreements in effect prior to the execution of this Agreement; or (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(x) except for transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries, shall not make any capital expenditure in any quarter, that together with all other capital expenditures after the date hereof, is in excess of 110% of the applicable amounts for the period from the date hereof through such quarter contemplated by the capital expenditures budget set forth in Section 5.1(b)(x) of the Galaxy Disclosure Schedule, except for (1) purchases of short-term marketable securities made in the ordinary course of business and in accordance with Galaxy’s customary cash management practices and (2) purchases of supplies or services in the ordinary course of business consistent with past practice;

(xi) shall not acquire by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(xii) shall not incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money except for (A) transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries; (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on materially no less favorable terms and in principal amount no greater than the outstanding principal amount of the indebtedness being replaced, renewed, extended, refinanced or refunded; (C) guarantees by Galaxy of indebtedness for borrowed money of Subsidiaries of Galaxy; and (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement;

(xiii) shall not enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) Galaxy or any of its Subsidiaries, on the one hand; and (B) any affiliate of Galaxy (other than any of Galaxy’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than in the ordinary course of business consistent with past practice and having a transaction value of less than $1 million;

(xiv) shall not, and shall not permit any Subsidiary to, enter into, or materially amend or modify any Galaxy Specified Contract, or waive, release, grant, assign or transfer any of its material rights or claims thereunder, in each case outside the ordinary course of business and on terms materially adverse to Galaxy and its Subsidiaries taken as a whole;

(xv) shall not (A) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of Galaxy or its Subsidiaries other than the payment of monetary damages not in excess of $10 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof and amounts reflected or reserved against in Galaxy’s consolidated audited balance sheet as of the Reference Date), or (B) otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than those which are, in the aggregate, not material and which are made, done or given in the ordinary course of business consistent with past practice;

(xvi) shall not make any change in any method of financial accounting or make any material Tax election other than changes required by GAAP or applicable Law;

(xvii) shall not engage in, commence or continue any marketing brand study, except as required under existing commitments and agreements; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

For purposes of Section 6.3(b), a breach of the covenants set forth in Sections 5.1(b)(x), (xi), (xii) or (xv)(A) shall be deemed to be a material breach only if such breach has not been cured and is in an amount which exceeds the thresholds set forth therein, taken together with the amount by which all other breaches under such sections exceed the applicable threshold, by an aggregate of $2,000,000 or more.

For purposes of Section 6.3(b), (i) any Excess Severance Payment and (ii) any breach of the covenants set forth in Section 5.1(b)(iv) or the last sentence of each of Sections 5.5(c) and 5.5(d) shall be deemed to be a material breach of this Agreement by Galaxy only if such Excess Severance Payment or such breach (A) has not been cured, and (B) when taken together with (I) any other Excess Severance Payments, (II) the amount by which all other breaches of the covenants set forth in Section 5.1(b)(iv) (other than the covenant set forth in clause (D) thereof) or the last sentence of either of Sections 5.5(c) and 5.5(d) exceed the applicable thresholds therein and (III) the entire amount of any payment or annual liability made or incurred by Galaxy or its Subsidiaries with respect to any event of breach of the covenant set forth in Section 5.1(b)(iv)(D) (without regard to the threshold therein), is equal to $2,000,000 or more in the aggregate.

(c) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Galaxy (which agreement shall not be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1(c) of the Mars Disclosure Schedule, Mars covenants and agrees with Galaxy that the business of Mars and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice; provided, however, that no action by Mars or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(d) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(d) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(c), Mars agrees with Galaxy that between the date hereof and the Effective Time or the Termination Date, if any, as applicable, without the prior written consent of Galaxy (which consent shall not be unreasonably withheld, conditioned or delayed), Mars:

(i) shall not, and shall not permit (subject to legal or contractual obligations) any of its Subsidiaries that is not wholly owned to, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Mars or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Mars which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(iv) except for transactions among Mars and its wholly owned Subsidiaries or among Mars’ wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Mars or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of shares of Mars Common Stock in respect of any exercise of Mars Stock Options and purchase rights under the Mars ESPP, in each case, outstanding on the date hereof or as may be granted after the date hereof as required by existing written agreements or Mars Benefit Plans; (B) the acquisition of shares of Mars Common Stock from a holder of a Mars Stock Option or Mars Restricted Share in satisfaction of withholding obligations or in payment of the exercise price; and (C) the grant or issuance of Mars Stock Options and purchase rights under the Mars ESPP in the ordinary course of business consistent with past practice;

(v) except for transactions among Mars and its wholly owned Subsidiaries or among Mars’ wholly owned Subsidiaries, and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except in each case (A) in connection with Mars Benefit Plans and (B) pursuant to the terms of any Mars Stock Options and purchase rights under the Mars ESPP;

(vi) except for transactions among Mars and its wholly owned Subsidiaries or among Mars’ wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, except (A) in the ordinary course of business; (B) pursuant to existing agreements in effect prior to the execution of this Agreement; (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby; or (D) in connection with the Financing Commitment;

(vii) except for transactions among Mars and its wholly owned Subsidiaries or among Mars’ wholly owned Subsidiaries, shall not make any capital expenditure in any quarter, that together with any other capital expenditures after the date hereof, is in excess of 110% of the applicable amounts for the period from the date hereof through such quarter contemplated by the capital expenditures budget set forth on Section 5.1(d)(vii) of the Mars Disclosure Schedule, except for (1) purchases of short-term marketable securities made in the ordinary course of business and in accordance with Mars’ customary cash management practices and (2) purchases of supplies or services in the ordinary course of business consistent with past practice;

(viii) shall not acquire by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(ix) shall not incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money except for (A) transactions among Mars and its wholly owned Subsidiaries or among Mars wholly owned Subsidiaries; (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on materially no less favorable terms and in a principal amount no greater than the outstanding principal amount of the indebtedness being replaced, renewed, extended, refinanced or refunded; (C) guarantees by Mars of indebtedness for borrowed money of Subsidiaries of Mars; (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement; and (E) indebtedness incurred in connection with this Agreement and the Financing Commitments;

(x) shall not, and shall not permit any Subsidiary to, enter into, or materially amend or modify any Mars Specified Contract, or waive, release, grant, assign or transfer any of its material rights or claims thereunder, in each case outside the ordinary course of business and on terms materially adverse to Mars and its Subsidiaries taken as a whole;

(xi) shall not make any change in any method of financial accounting or make any material Tax election other than changes required by GAAP or applicable Law; and

(xii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Access.

(a) Mars and Galaxy shall afford to the officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours upon reasonable notice and as coordinated through such party’s General Counsel or Chief Financial Officer throughout the period prior to the earlier of the Effective Time and the Termination Date, to its properties, contracts, commitments, books and records. In addition, Mars, Holdco and Galaxy shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, finances, operations, properties, assets and personnel as the requesting party may reasonably request. The foregoing notwithstanding, neither Mars nor Galaxy shall be required to afford such access if it determines in good faith that such access would unreasonably disrupt its operations or those of any of its Subsidiaries, would cause a violation of any agreement to which it or any of its Subsidiaries is a party, or would cause a risk of a loss of privilege or trade secret protection to it or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Mars, Galaxy or any of their respective Representatives be permitted to perform any onsite procedure with respect to any property of the other party or its Subsidiaries. Notwithstanding the foregoing, no person directly responsible for the marketing, pricing or sales of (A) any product, service or technology offered for sale, license or distribution by Galaxy that is primarily used for the same purpose as any product, service or technology offered for sale, license or distribution by Mars, Holdco or the Merger Subs, or (B) any product, service or technology offered for sale, license or distribution by Mars, Holdco or the Merger Subs that is primarily used for the same purpose as any product, service or technology offered for sale, license or distribution by Galaxy, shall have access to any information concerning the current or future prices for, information or projections relating to future prices of, or contract offers related to such products.

(b) Mars hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of August 7, 2007, between Galaxy and Mars (the “Galaxy Confidentiality Agreement”). Galaxy hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of October 19, 2007, between Galaxy and Mars (the “Mars Confidentiality Agreement” and, together with the Galaxy Confidentiality Agreement, the “Confidentiality Agreements”).

Section 5.3 No Solicitation.

(a) Subject to Section 5.3(b), Galaxy agrees that neither it nor any Subsidiary of Galaxy shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries, proposals or offers (including any proposal from or offer to Galaxy’s stockholders) with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer (including any proposal from or offer to Galaxy’s stockholders) that is reasonably likely to lead to an Alternative Proposal; (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to Galaxy or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) with any person relating to, or that is reasonably likely to lead to, an Alternative Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal; (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or (v) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board of Directors of Galaxy permitted under Section 5.3(b) or (c), or Section 7.1(h), shall not, in and of itself, be deemed to be a breach or violation of this Section 5.3(a) or, in the case of Section 5.3(b), give Mars a right to terminate this Agreement pursuant to Section 7.1(j).

(b) Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to the Galaxy Stockholder Approval, Galaxy may, in response to an unsolicited bona fide written Alternative Proposal received after the date hereof (so long as such Alternative Proposal did not result from a breach by Galaxy or any Representative of Section 5.3(a)), (i) contact the person or group making such Alternative Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Alternative Proposal is reasonably likely to result in a Superior Proposal and (ii) if the Board of Directors of Galaxy determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably expected to lead to a Superior Proposal, Galaxy may thereafter (A) furnish non-public information with respect to Galaxy and its Subsidiaries to the person or group making such Alternative Proposal and their Representatives and potential debt and equity financing sources pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such person or group and their respective Representatives regarding such Alternative Proposal; provided, however, that Galaxy shall provide or make available to Mars (subject to the Confidentiality Agreement) any material non-public information concerning Galaxy or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Mars.

(c) Except as set forth in Section 7.1(h) or (j) or this Section 5.3(c), neither the Board of Directors of Galaxy nor any committee thereof shall (i) withdraw or modify in a manner adverse to Mars, Holdco or the Merger Subs, or publicly propose to withdraw or modify in a manner adverse to Mars, Holdco or the Merger Subs, the Galaxy Recommendation; (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal; or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to receipt of the Galaxy Stockholder Approval, the Board of Directors of Galaxy determines in good faith that an unsolicited bona fide written Alternative Proposal received by Galaxy constitutes a Superior Proposal (after complying with, and giving effect to any irrevocable and unconditional commitments made by Mars pursuant to Section 7.1(h)) or that the exercise of its fiduciary duties so require, the Board of Directors of Galaxy or any committee thereof may withdraw, modify or qualify its Galaxy Recommendation (a “Change of Galaxy Recommendation”).

(d) Nothing contained in this Agreement shall prohibit Galaxy or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors of Galaxy determines in good faith, after consultation with Galaxy’s outside legal counsel, that the failure of the Board of Directors of Galaxy to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to Galaxy’s stockholders under applicable Law.

(e) Galaxy promptly (and in any event within 24 hours) shall advise Mars orally and in writing of (i) any inquiries, proposals or offers reasonably expected to lead to an Alternative Proposal, (ii) any request for information relating to Galaxy or its Subsidiaries reasonably expected to be related to an Alternative Proposal and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, indication, inquiry, offer or request and the material terms and conditions of any such Alternative Proposal, indication, inquiry or offer. Galaxy shall keep Mars reasonably informed on a reasonably current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Alternative Proposal, indication, inquiry or offer or any material developments relating thereto (Galaxy agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits Galaxy from providing such information to Mars but it being agreed that the third parties’ financing sources may impose confidentiality restrictions on Galaxy with respect to their proposed financing).

(f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Galaxy, (ii) the acquisition by any person of twenty percent (20%) or more of the consolidated total assets (based on fair market value) of Galaxy and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of twenty percent (20%) or more of the outstanding shares of Galaxy Common Stock.

(g) As used in this Agreement, “Superior Proposal” shall mean an Alternative Proposal that the Board of Directors of Galaxy determines in good faith, after consultation with Galaxy’s financial and legal advisors, and considering such factors as Galaxy’s Board of Directors considers to be appropriate, to be more favorable to Galaxy and its stockholders than the transactions contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%.”

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, each of Galaxy and Mars shall cooperate in preparing and causing to be filed with the SEC the Joint Proxy Statement/Prospectus, and Galaxy, Mars and Holdco shall cooperate in preparing and Holdco shall cause to be filed with the SEC the Registration Statement. The Joint Proxy Statement/Prospectus will be included in the Registration Statement as a prospectus and will constitute a part of the Registration Statement. Each of Galaxy, Mars and Holdco shall use its reasonable best efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Joint Proxy Statement/Prospectus in definitive form to be mailed to Galaxy’s and Mars’ respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Galaxy, Mars and Holdco will notify the other party, as promptly as practicable after the receipt thereof, of any written comments, and advise each other of any oral comments, from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Filings or for additional information, and will supply the other party with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Filings, the transactions contemplated by this Agreement or the shares of Holdco Common Stock issuable in the Mergers. Galaxy, Mars and Holdco shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Filings prior to filing such with the SEC, and each will provide each other with a copy of all such filings made with the SEC. No Filings or amendment or supplement to the Filings will be made by Galaxy, Mars or Holdco without the prior approval of the other party (not to be unreasonably withheld or delayed), except as required by Law and then only to the extent necessary, or without providing the other party the opportunity to review and comment thereon; provided, however, that Galaxy, in connection with a Change of Galaxy Recommendation, may amend or supplement the Filings (including by incorporation by reference) to effect such a Change of Galaxy Recommendation and Mars, in connection with a Change of Mars Recommendation, may amend or supplement the Filings (including by incorporation by reference) to effect such a Change of Mars Recommendation.

Holdco shall advise Galaxy promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective, the issuance of any stop order, or the suspension of the qualification of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. If, at any time prior to the Effective Time, any information relating to the parties hereto, or any of their respective affiliates, officers or directors should be discovered by the parties hereto which should be set forth in an amendment or supplement to the Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Filings, the party that discovers such information shall promptly notify the other party and an amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to Galaxy’s stockholders and/or Mars stockholders, as applicable.

(b) As promptly as practicable after the date of this Agreement, the parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the Mergers and the other transactions contemplated by this Agreement.

(c) Subject to the other provisions of this Agreement, including without limitation Section 7.1, as soon as is reasonably practicable following the date upon which the Registration Statement becomes effective with the SEC (i) Galaxy shall, regardless of any Change of Galaxy Recommendation, take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Joint Proxy Statement/Prospectus for the purpose of obtaining the Galaxy Stockholder Approval (the “Galaxy Meeting”), and (ii) subject to a Change of Galaxy Recommendation in accordance with Section 5.3(c), the Board of Directors of Galaxy shall make the Galaxy Recommendation and Galaxy shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby.

(d) Notwithstanding Section 5.4(a) or (c), if on a date for which the Galaxy Meeting is scheduled (the “Galaxy Meeting Original Date”), Galaxy has not received proxies representing a sufficient number of shares of Galaxy Common Stock to adopt this Agreement, whether or not a quorum is present, Galaxy shall have the right to postpone or adjourn the Galaxy Meeting to a date which shall not be more than 45 days after the Galaxy Meeting Original Date. If Galaxy continues not to receive proxies representing a sufficient number of shares of Galaxy Common Stock to approve the Galaxy Merger, whether or not a quorum is present, Galaxy may make one or more successive postponements or adjournments of Galaxy Meeting as long as the date of the Galaxy Meeting is not postponed or adjourned more than an aggregate of 45 days from the Galaxy Meeting Original Date in reliance on this subsection. In the event that the Galaxy Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Joint Proxy Statement/Prospectus, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 5.4.

(e) Subject to the other provisions of this Agreement, including without limitation Section 7.1, (i) Mars shall as soon as is reasonably practicable following the date upon which the Registration Statement becomes effective with the SEC, regardless of any Change of Mars Recommendation, take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Joint Proxy Statement/Prospectus for the purpose of obtaining the Mars Stockholder Approval (the “Mars Meeting”), and (ii) subject to a Change of Mars Recommendation in accordance with Section 5.4(f), the Board of Directors of Mars shall make the Mars Recommendation and Mars shall use reasonable efforts to solicit from its stockholders proxies in favor of the approval of the issuance of Holdco Common Stock contemplated hereby.

(f) Except as set forth in this Section 5.4(f), neither the Board of Directors of Mars nor any committee thereof shall withdraw or modify in a manner adverse to Galaxy or its shareholders, or publicly propose to withdraw or modify in a manner adverse to Galaxy or its Shareholders, the Mars Recommendation. Notwithstanding the foregoing, if, prior to receipt of the Mars Stockholder Approval, the Board of Directors of Mars determines in good faith that the exercise of its fiduciary duties so require, the Board of Directors of Mars or any committee thereof may withdraw, modify or qualify its Mars Recommendation (a “Change of Mars Recommendation”).

(g) Notwithstanding Section 5.4(a) or (e), if on a date for which the Mars Meeting is scheduled (the “Mars Meeting Original Date”), Mars has not received proxies representing a sufficient number of shares of Mars Common Stock to approve the issuance of Holdco Common Stock as contemplated by this Agreement, whether or not a quorum is present, Mars shall have the right to postpone or adjourn the Mars Meeting to a date which shall not be more than 45 days after the Mars Meeting Original Date. If Mars continues not to receive proxies representing a sufficient number of shares of Mars Common Stock to approve such issuance of Holdco Common Stock, whether or not a quorum is present, Mars may make one or more successive postponements or adjournments of the Mars Meeting as long as the date of the Mars Meeting is not postponed or adjourned more than an aggregate of 45 days from the Mars Meeting Original Date in reliance on this subsection. In the event that the Mars Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Filings, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 5.4.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, except as expressly set forth herein, Galaxy shall, and Holdco shall cause Galaxy to, honor all Galaxy Benefit Plans and Galaxy Foreign Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Galaxy Benefit Plans, Galaxy Foreign Plans, arrangements and agreements in accordance with their terms and applicable Law, subject to the following sentence; provided, further, that nothing in this Agreement shall prohibit Holdco from merging Galaxy’s 401(k) plan with the Mars 401(k) plan at any time after the Effective Time so long as such merger does not diminish the benefits provided to Galaxy Employees (as defined below). For a period of twelve (12) months following the Effective Time, Holdco shall provide, or shall cause to be provided, to each current employee of Galaxy or its Subsidiaries and former employee of Galaxy and its Subsidiaries terminated by, or pursuant to an agreement with, Galaxy or its Subsidiaries (a list of which former employees is set forth on Section 5.5(a) of the Galaxy Disclosure Schedule) (“Galaxy Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Galaxy Employees immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (i) Holdco shall or shall cause the Galaxy Surviving Corporation to provide Galaxy Employees whose employment terminates during the one-year period following the Effective Time with severance benefits in accordance with Galaxy’s Change in Control Severance Policy, and (ii) during such one-year period following the Effective Time, severance benefits offered to Galaxy Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Galaxy Employees. Notwithstanding any term in this Section 5.5(a) to the contrary, nothing in this Section 5.5(a) shall be deemed to restrict the ability to hire or terminate the employment of any current or former Galaxy employees following the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Mars, Holdco and their respective Subsidiaries providing benefits to any Galaxy Employees after the Effective Time (the “New Plans”), each Galaxy Employee shall be credited with his or her years of service with Galaxy and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Galaxy Employee was entitled, before the Effective Time, to credit for such service under any similar Galaxy employee benefit plan in which such Galaxy Employee participated or was eligible to participate immediately prior to the Effective Time or if there was no such credit for such service under a similar Galaxy employee benefit plan, under Galaxy’s 401(k) plan, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of time. In addition, and without limiting the generality of the foregoing, (i) each Galaxy Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Galaxy Employee, Mars and Holdco shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Galaxy or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Mars and Holdco shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Galaxy Benefit Plan in which such Galaxy Employee participated immediately before the consummation of the Mergers ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Galaxy may pay each Galaxy Employee employed as of immediately prior to December 31, 2007 and then participating in any Galaxy Benefit Plan that is an annual bonus plan (a “Bonus Plan”), and any former Galaxy Employee terminated by, or pursuant to an agreement with, Galaxy or its Subsidiaries, that remains eligible to participate in any such Bonus Plan to the extent permitted by the terms of the relevant Bonus Plan (a list of which former employees is set forth on Section 5.5(c) of the Galaxy Disclosure Schedule), at the times set forth in, and in a manner consistent with, the relevant Bonus Plan, the Galaxy Employee’s full-year bonus entitlement under all such Bonus Plans for 2007, based on Galaxy’s actual performance; provided, however, that, subject to the aggregate liability restrictions set forth in the last sentence of this Section 5.5(c), the Galaxy Board of Directors may, in its reasonable discretion, pay additional bonuses under the Bonus Plan for calendar year 2007 to certain Galaxy employees for performance award or retention purposes in a manner that is inconsistent with the Bonus Plan as adopted by the Galaxy Board of Directors prior to the date hereof. In addition, prior to the Effective Time, Galaxy may make bonus payments in respect of the year ended December 31, 2007 pursuant to the “Additional Bonus Pool” under the TV Guide Annual Bonus Plan. Bonus payments hereunder shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. The aggregate liability for payment under the Bonus Plan for calendar year 2007 (including, for avoidance of doubt, any payment made for performance award or retention purposes in a manner that is inconsistent with the Bonus Plan as adopted by the Galaxy Board of Directors prior to the date hereof) shall not exceed $24,000,000.

(d) Prior to the Effective Time, (i) Galaxy may adopt a Bonus Plan for 2008 consistent with the terms and provisions of the Bonus Plan for 2007, but giving effect to ordinary course annual increases which are consistent with Section 5.1(b)(iv) hereof, (ii) such Bonus Plan for 2008 shall be rationally related to Galaxy’s business plan for the fiscal year ended December 31, 2008, (iii) such Bonus Plan for 2008 shall be based upon, and consistent with, the continued operation of the business and (iv) individual bonus payments under the Bonus Plan for 2008 shall be allocated in the ordinary course of business consistent with past practice; provided that prior to adoption of such Bonus Plan for 2008, Galaxy shall consult with Mars and give Mars an opportunity to review and comment upon any such proposed Bonus Plan and agrees to consider any comments made by Mars with respect thereto in good faith. Bonus payments hereunder shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. No participant in the Bonus Plan for 2008 shall be entitled to, and Galaxy shall not pay, any pro-rated bonus amount under such 2008 Bonus Plan, and no acceleration of the right to payment of any such 2008 bonus shall occur, if such participant’s employment with Galaxy terminates prior to the required date of payment for such 2008 bonus under such 2008 Bonus Plan. The target aggregate annual bonus pool for calendar year 2008 shall be $24,000,000.

(e) Mars and Holdco hereby acknowledge that a “change of control” (or similar phrase) within the meaning of the Galaxy Stock Plans (and award agreements thereunder) and the Galaxy Benefit Plans and the Galaxy Foreign Plans, as applicable, including without limitation the employee change of control agreements, retention arrangements, employment agreements, the Change in Control Severance Policy and the letters to Galaxy Employees regarding a transaction bonus will occur at or prior to the Effective Time, as applicable, and from and after the Effective Time, the Galaxy Surviving Corporation shall, and Holdco shall cause the Galaxy Surviving Corporation to, honor the terms of all such agreements, arrangements, plans, policies and letters.

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Galaxy Specified Approvals and the Mars Specified Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Galaxy or any of its Subsidiaries, or Mars or any of its Subsidiaries or Holdco be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the parties hereto shall (i) promptly, but in no event later than fifteen (15) Business Days after the date hereof (or such later date as may be mutually agreed in writing by the parties hereto), file any and all required Notification and Report Forms under the HSR Act with respect to the Mergers and the other transactions contemplated by this Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) use (and, in the case of Mars, Holdco or the Merger Subs, cause each of their respective affiliates to use) reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity; and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking (and, in the case of Mars, Holdco or the Merger Subs, cause each of their respective affiliates to take) all such further action as may be necessary promptly to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice,

state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Mars, Holdco or their respective Subsidiaries or affiliates, or of Galaxy or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Holdco or its Subsidiaries’ (including the Surviving Corporations’) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporations’) businesses, product lines or assets, in each case as may be required in order to avoid commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the End Date; provided that neither Galaxy nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Galaxy or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on Galaxy only in the event that the Closing occurs; provided that none of Mars, Holdco or the Merger Subs shall be required to take any of the actions described in clauses (iv)(x) or (y) above with respect to any of their or Galaxy’s assets or businesses if such action would be material in relation to the assets or business of Holdco, Mars, Galaxy and their respective Subsidiaries, taken as a whole, at or after the Effective Time.

(c) Subject to applicable legal limitations and the instructions of any Governmental Entity, Galaxy and Mars shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Galaxy or Mars, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Galaxy and Mars shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of Galaxy and Mars agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of Galaxy and Mars shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby after the date hereof, each of Galaxy and Mars and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Mergers and the other transactions contemplated hereby. Nothing in this Section 5.7 shall be construed to permit a party to this Agreement to do any act that would otherwise constitute a violation or breach of, or as a waiver of any of the rights of another party under, any other provision of this Agreement.

Section 5.8 Public Announcements. Subject to Section 5.4(a) of this Agreement and except in connection with a Change of Galaxy Recommendation or a Change of Mars Recommendation, Galaxy and Mars will consult with and provide each other the opportunity to review and comment upon any press release or other public statement, comment or filing and will obtain the approval of the other, such approval not to be unreasonably withheld, conditioned or delayed, prior to the issuance of such press release or other public statement or comment or the making of any filing relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment, or make any such filing, prior to such consultation and approval except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the parties will use their reasonable best efforts to consult with the other party in advance of any such press release or other public statement, comment or filing. The executive officers of Mars and Galaxy will direct their respective employees, Representatives and subsidiaries to comply with this Section 5.8. Mars and Galaxy agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Mars, Holdco and the Merger Subs agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Galaxy or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement with Galaxy or any of its Subsidiaries shall survive the Mergers and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Holdco and the Galaxy Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of Galaxy’s and any Galaxy Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of Galaxy or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Galaxy or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Galaxy Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time; provided that in no event shall such action by Holdco have the effect of increasing or otherwise broadening the scope of the indemnification obligations of the Galaxy Surviving Corporation to such persons as in effect immediately prior to the Effective Time.

(b) From and after the Effective Time, each of Holdco and the Galaxy Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law), to the same extent that such persons are entitled to indemnification pursuant to the certificate of incorporation and by-laws of Galaxy as in effect as of the date hereof, each current and former director, officer or employee of Galaxy or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Galaxy (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such Indemnified Party’s capacity as a director, officer or employee of Galaxy or any of its Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Galaxy, before the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Galaxy). In the event of any such Action, Holdco and the Galaxy Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) Galaxy shall obtain prior to the Effective Time fully-paid six-year “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by Galaxy and its Subsidiaries (the “Current Policies”), and with such other terms as are no less favorable in the aggregate than those in the Current Policies; provided, however, that if such D&O Tail is not available at a cost not greater than 300% of the last annual premium paid by Galaxy prior to the date hereof in respect of the coverage required to be obtained pursuant hereto (which current annual premium amount is set forth in Section 5.9(c) of the Galaxy Disclosure Schedule), Galaxy shall purchase as much coverage as reasonably practicable for such amount. Holdco shall cause the Galaxy Surviving Corporation to maintain the D&O Tail in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Galaxy Surviving Corporation, and no party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 5.9(c).

(d) Holdco shall, or shall cause the Galaxy Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the certificates of incorporation or by-laws or other organization documents of Galaxy or any of its Subsidiaries or the Galaxy Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Mergers and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Holdco, the Galaxy Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Holdco or the Galaxy Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Mars or Galaxy, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time. Prior to the Effective Time, each of Mars and Galaxy shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 5.11 Notification of Certain Matters. Galaxy shall give prompt notice to Mars, and Mars shall give prompt notice to Galaxy, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Mergers or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Galaxy, the Surviving Corporations, or Mars (or, following the Effective Time, Holdco); (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Mergers or the other transactions contemplated hereby; (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Mergers set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this

Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition to the Mergers set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.12 Rule 16b-3. Prior to the Effective Time, Galaxy will take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Galaxy equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Galaxy to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Obligations of Holdco, the Merger Subs, and the Surviving Corporations. Mars shall take all action necessary to cause Holdco, the Merger Subs and the Surviving Corporations to perform their respective obligations under this Agreement and the Commitment Letter.

Section 5.14 Agreement to Defend; Stockholder Litigation. In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Mergers or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto; provided, that nothing in this Section 5.14 shall limit the parties’ obligations under Section 5.6 hereof. Galaxy shall give Mars a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Galaxy and its directors relating to the Mergers; provided, that no such settlement shall be agreed to without Mars’ consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.15 Nasdaq Listing. Mars and Holdco shall use reasonable best efforts to cause the shares of Holdco Common Stock to be issued as part of the Merger Consideration to be approved for listing on the Nasdaq Global Select Market.

Section 5.16 Board of Directors. As required by Section 251(g), effective as of immediately after the Effective Time, the directors of Holdco shall be the directors of Mars immediately prior to the Effective Time. Immediately following the Effective Time, Holdco shall take all such necessary action so as to obtain the resignations of such Holdco directors, and cause the appointment of such new Holdco directors, as may be necessary to provide that four (4) individuals designated by Mars and three (3) individuals designated by Galaxy and acceptable to Mars shall be appointed to, and shall comprise, the Board of Directors of Holdco.

Section 5.17 Financing.

(a) Mars and Holdco shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate, at or prior to the Closing, the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) obtain rating agency approvals; (ii) satisfy on a timely basis all terms, covenants and conditions to obtaining the financing contemplated by the Commitment Letter; (iii) negotiate definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (or, at Mars election, on terms that would not adversely impact the ability of Mars, Holdco and the Merger Subs to timely consummate the transactions contemplated hereby); (iv) if necessary, borrowing pursuant to the Commitment Letter in the event any “flex” provisions are exercised; and (v) seek to enforce its rights under the Commitment Letter. Mars will furnish correct and complete copies of all such definitive agreements to Galaxy promptly upon their execution.

(b) Mars shall keep Galaxy informed on a current basis in reasonable detail with respect to all material activity concerning the status of the Financing, including the status of Mars’ and Holdco’s efforts to comply with the terms of, and satisfy the conditions contemplated by, the Commitment Letter, and shall give Galaxy prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Mars agrees to notify Galaxy promptly, and in any event within two Business Days, if at any time (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Mars that such source no longer intends to provide financing to Holdco on the terms set forth therein, or (iii) for any reason Mars no longer believes in good faith that Holdco will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein. Mars shall not, and shall not permit any of its affiliates to, without the prior written consent of Galaxy, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter or any Alternate Financing contemplated by any New Commitment Letter. Neither Mars nor Holdco shall, without the prior written consent of Galaxy, amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would (i) expand or adversely amend the conditions to the financing set forth in the Commitment Letter; (ii) reasonably be expected to prevent or materially impair or delay the Closing; (iii) reduce the aggregate amount of financing set forth in the Commitment Letter; (iv) adversely impact the ability of Mars, Holdco or the Merger Subs to enforce their rights against the other parties to the Commitment Letter; or (v) adversely affect the interests of Galaxy and its Subsidiaries taken as a whole (it being the understanding of the parties that neither Galaxy nor its Subsidiaries are intended to be third-party beneficiaries of the Commitment Letter).

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated or modified in a manner materially adverse to Mars or Holdco for any reason, Mars and Holdco shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Mergers and other transactions contemplated hereby (“Alternate Financing”) and to obtain, and, if obtained, will provide Galaxy with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment Letter as originally issued, and on terms and conditions (including termination rights and funding conditions) no less favorable to Mars, Holdco or the Merger Subs than those included in the Commitment Letter (the “New Commitment Letter”). In the event Alternate Financing is obtained and a New Commitment Letter is entered into, references in this Agreement to the Commitment Letter (including, for the avoidance of doubt, the references in this Section 5.17) shall be deemed to include any New Commitment Letter, as applicable.

(d) Galaxy agrees to provide Mars and Holdco with such cooperation in connection with the arrangement of the financings contemplated by the Commitment Letter (including any New Commitment Letter) as may be reasonably requested by Mars, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using reasonable best efforts to prepare business projections and financial statements (including pro forma financial statements), (iii) assisting Mars in preparing offering memoranda, private placement memoranda and similar documents, (iv) using reasonable best efforts to obtain surveys and title insurance as may be reasonably requested by Mars, (v) reasonably facilitating the pledge of collateral and (vi) using reasonable best efforts to obtain consents to the collateral assignment, to be effective as of the Effective Time, of the real and personal property of Galaxy and its Subsidiaries in connection with the financing contemplated by the Commitment Letter or any New Commitment Letter. Galaxy shall also use reasonable best efforts to cause legal counsel to provide customary legal opinions and an independent auditor of Galaxy to provide any unqualified opinions, consents or customary comfort letters with respect to its financial statements. Galaxy shall allow Mars representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to Galaxy and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of Galaxy and its Subsidiaries and (ii) neither Galaxy nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letter (including any New Commitment Letter) prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such commitment fee or liability is conditional on the occurrence of the Effective Time). Mars shall, promptly upon request by Galaxy, reimburse Galaxy for all out-of-pocket costs and fees and expenses of counsel incurred by Galaxy or any of its Subsidiaries in connection with such cooperation to the extent such actions shall have been requested by Mars, and, except in cases involving fraud or intentional misconduct or intentional misrepresentation on the part of Galaxy and its Subsidiaries, officers, directors, employees, agents and affiliates, Mars (or, after the Effective Time, Holdco) shall indemnify and hold harmless Galaxy and its Subsidiaries, officers, directors, employees, agents and affiliates against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action arising out of, relating to or in connection with any acts or omissions, including the provision of information, requested by Mars under this Section 5.17(e).

Section 5.18 Tax-Free Qualification.

(a) Each of Mars, Holdco and the Merger Subs shall use its respective reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Mergers, taken together, to be treated as a transaction described in Section 351 of the Code, (ii) cause the Mars Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) to obtain the opinion of counsel referred to in Section 6.3(d). Each of Mars, Holdco and the Merger Subs shall use its respective reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.18) that would prevent or impede (i) the Mergers, taken together. from being treated as a transaction described in Section 351 of the Code and (ii) the Mars Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Galaxy shall use its respective reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Mergers, taken together, to be treated as a transaction described in Section 351 of the Code and (ii) to obtain the opinion of counsel referred to in Section 6.2(d). Each of Galaxy shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.18) that would prevent or impede the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the parties hereto shall report the Mergers for U.S. federal income tax purposes collectively as a transaction within the meaning of Section 351 of the Code.

(d) Promptly following the Closing, if the conditions set forth in Section 6.2(d) has been satisfied, Holdco shall file the opinion described in Sections 6.2(d) with the SEC by means of a post-effective amendment to the Registration Statement.

Section 5.19 Tax Representation Letters. Galaxy shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and Heller Ehrman LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Galaxy, containing representations of Galaxy, and Mars shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and Heller Ehrman LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Mars, containing representations of Mars, in each case as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in Section 6.2(d) of this Agreement and Heller Ehrman LLP to render the opinion described in Section 6.3(d) of this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment (or waiver by Mars and Galaxy) at or prior to the Effective Time of the following conditions:

(a) The Galaxy Stockholder Approval shall have been obtained.

(b) The Mars Stockholder Approval shall have been obtained.

(c) No law or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity shall be in effect (a “Restraint”), in each case which has the effect of making the Mergers illegal or otherwise enjoining or prohibiting the consummation of the Mergers.

(d) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Mergers shall have expired or been earlier terminated, any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the other applicable antitrust or competition laws and regulations listed on Schedule 6.1(d)-1 shall have expired or been earlier terminated, and the approvals listed on Schedule 6.1(d) have been received.

(e) The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

(f) The shares of Holdco Common Stock issuable in the Mergers shall have been listed on the Nasdaq Global Select Market, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of Galaxy to Effect the Mergers. The obligation of Galaxy to effect the Mergers is further subject to the fulfillment (or waiver by Galaxy) of the following conditions:

(a) (i) The representations and warranties of Mars, Holdco and the Merger Subs set forth in Sections 4.1(a), 4.2 and 4.3(a) shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of Mars, Holdco and the Merger Subs set forth in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Mars Material Adverse Effect.

(b) Mars, Holdco and the Merger Subs shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Mars shall have delivered to Galaxy a certificate, dated as of the Closing Date and signed by a senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Galaxy shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Galaxy, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Mergers, taken together, will be treated as a transaction described Section 351 of the Code. In rendering such opinion, counsel to Galaxy shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.19 of this Agreement.

Section 6.3 Conditions to Obligations of Mars, Holdco and the Merger Subs to Effect the Mergers. The obligations of Mars, Holdco and the Merger Subs to effect the Mergers are further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of Galaxy set forth in Sections 3.1(a), 3.2 and 3.3(a) shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of Galaxy set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Galaxy Material Adverse Effect.

(b) Galaxy shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Galaxy shall have delivered to Mars a certificate, dated as of the Closing Date and signed by a officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Mars shall have received from Heller Ehrman LLP, counsel to Mars, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, (i) the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code and (ii) the Mars Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Mars shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.19.

Section 6.4 Frustration of Closing Conditions. None of the parties hereto may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Mergers and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of Galaxy of the matters presented in connection with the Mergers:

(a) by the mutual written consent of Galaxy and Mars;

(b) by either Galaxy or Mars, if (i) the Effective Time shall not have occurred on or before June 6, 2008 (the “End Date”), provided, that if by the End Date any of the conditions set forth in Section 6.1(c)-(e) shall not have been satisfied but all other conditions shall be satisfied (other than the conditions, which conditions remain capable of being satisfied, set forth in Sections 6.2(c), 6.2(d), 6.3(c) and 6.3(d)), the End Date may be extended by either Mars or Galaxy, in its discretion, by 3 months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended), and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, however, that in the event that the Effective Time shall not have occurred on or before the End Date as a result of the failure of one or more of the persons obligated to provide a portion of the Financing (or Alternate Financing) to provide its respective portion of such financing and Mars shall not have breached its obligations under this Agreement other than its obligations to consummate the closing in accordance with Section 1.2 (a “Financing Failure”), then subject to clause (i) above, Mars may terminate this Agreement pursuant to this Section 7.1(b);

(c) by either Galaxy or Mars, if any Restraint permanently enjoining or otherwise prohibiting the consummation of the Mergers has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such Restraint;

(d) by either Galaxy or Mars, if the Galaxy Meeting (including any adjournments or postponements thereof) shall have concluded and the Galaxy Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by either Galaxy or Mars, if the Mars Meeting (including any adjournments or postponements thereof) shall have concluded and the Mars Stockholder Approval contemplated by this Agreement shall not have been obtained;

(f) by Galaxy, if Mars shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date, provided that Galaxy shall have given Mars written notice, delivered at least fifteen (15) days prior to such termination, stating Galaxy’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination (and such matter shall not have been cured); provided, however, that Galaxy shall not have a right to terminate this Agreement pursuant to this Section 7.1(f) if it is then in breach of any representations, warranties covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.3; provided, further, however, that if at the time of any purported termination of this Agreement by Galaxy pursuant to this Section 7.1(f) due solely to a Financing Failure, Galaxy would also have had the right to terminate this Agreement pursuant to Section 7.1(i), then Galaxy shall be deemed to have terminated this Agreement pursuant to Section 7.1(i);

(g) by Mars, if Galaxy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Mars shall have given Galaxy written notice, delivered at least fifteen (15) days prior to such termination, stating Mars intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination (and such matter shall not have been cured); provided, however, that Mars shall not have a right to terminate this Agreement pursuant to this Section 7.1(g) if it is then in breach of any representations, warranties covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.2;

(h) by Galaxy, prior to the receipt of the Galaxy Stockholder Approval, if (i) the Board of Directors of Galaxy has determined that it has received a Superior Proposal; (ii) Galaxy has notified Mars in writing of its intention to terminate this Agreement pursuant to this Section 7.1(h), and included with such notice the identity of the person making a Superior Proposal and a summary of the material terms of such proposal; (iii) Galaxy has offered to negotiate with Mars in good faith during the 48-hour period immediately following receipt by Mars of the notice referred to in clause (ii) above (to the extent Mars desires to negotiate) regarding adjustments in the terms and conditions of this Agreement; provided that any material change in the economic terms or closing conditions of such proposal shall extend such period by 24 hours from the time of receipt by Mars of notice of such change (if later than the time that such period would otherwise have ended); (iv) following such period referred to in clause (iii) above, and taking into account any revised proposal irrevocably and unconditionally committed to by Mars during such period, the Board of Directors or a committee thereof shall have determined in good faith and after consultation with its outside counsel and financial advisors that there is a Superior Proposal more favorable to the stockholders of Galaxy than the proposal committed to by Mars; (v) concurrently with such termination, Galaxy enters into a definitive agreement with respect to a Superior Proposal; and (vi) prior to or concurrently with such termination, Galaxy pays the Galaxy Termination Fee or, if such termination occurs other than during business hours on a Business Day, Galaxy provides to Mars a copy of irrevocable instructions to pay such amount no later than 9:00 a.m New York City time on the next succeeding Business Day;

(i) by Galaxy, if (i) the Mergers shall not have been consummated by the close of business (New York City time) on the fifth Business Day after the first date upon which all conditions set forth in Section 6.1 and Section 6.3 (other than Section 6.3(c)) are satisfied and (ii) at the time of such termination such conditions continue to be satisfied or any failure of such conditions to be satisfied is attributable to the fault of Mars, Holdco, or the Merger Subs;

(j) by Mars, if the Board of Directors of Galaxy or any committee thereof makes any Change of Galaxy Recommendation adverse to Mars, Holdco or the Merger Subs, or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal (it being understood that the taking by Galaxy or any of its Representatives of any of the actions permitted by Section 5.3(b) shall not give rise to a right of termination pursuant to this Section 7.1(j)), in each case within 10 Business Days following such Change of Galaxy Recommendation, approval, endorsement, recommendation or proposal; and

(k) by Galaxy, if the Board of Directors of Mars or any committee thereof makes any Change of Mars Recommendation adverse to Galaxy or its shareholders, in each case within 10 Business Days following such Change of Mars Recommendation.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the parties hereto or their respective Subsidiaries or affiliates, except that the provisions of Section 5.2(b), Section 7.2, Section 7.3 and Article VIII will survive the termination hereof; provided, however, that no such termination shall relieve any party from liability for damages for any fraud or willful or intentional breach of any provision of this Agreement (a “Fault Breach”). For avoidance of doubt, the failure of Mars to consummate the Mergers in accordance with Section 1.2 due solely to a Financing Failure, without any other willful or intentional breach of any of its obligations under this Agreement, shall not be deemed to be a Fault Breach hereunder.

Section 7.3 Expenses and Other Payments.

(a) If this Agreement is terminated by Mars or Galaxy pursuant to Section 7.1(d), then Galaxy shall pay to Mars a fee of $27,700,000 in cash (the “Galaxy Initial Termination Fee”), such payment to be made by wire transfer of immediately available funds, in the case of a termination by Mars, by the end of the second Business Day following such termination, and in the case of a termination by Galaxy, concurrently with the termination of this Agreement (or, in the event such termination does not occur during a Business Day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the Galaxy Initial Termination Fee promptly upon the opening of business on the next Business Day).

(b) If (i) (A) after the date of this Agreement, any Alternative Proposal (substituting 50% for the 20% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Galaxy Meeting, (B) this Agreement is terminated by Mars or Galaxy pursuant to Section 7.1(d) and (C) concurrently with or within six (6) months after such termination, Galaxy shall have entered into a definitive agreement providing for or consummates a Qualifying Transaction; (ii) Galaxy shall have terminated this Agreement pursuant to Section 7.1(h); or (iii) Mars shall have terminated this Agreement pursuant to Section 7.1(j), then in any such event Galaxy shall pay to Mars a fee of $55,400,000 in cash (the “Galaxy Termination Fee”), less the amount, if any, of the Galaxy Initial Termination Fee previously paid, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, concurrently with the termination of this Agreement (or, in the event such termination does not occur during a Business Day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the Galaxy Termination Fee promptly upon the opening of business on the next Business Day), or in the case of clause (iii) above, by the end of the second Business Day following the termination of this Agreement,

(c) If this Agreement is terminated by Mars or Galaxy pursuant to Section 7.1(e), then Mars shall pay to Galaxy a fee of $27,700,000 in cash (the “Mars Initial Termination

Fee”), such payment to be made by wire transfer of immediately available funds, in the case of a termination by Galaxy, by the end of the second Business Day following such termination, and in the case of a termination by Mars, concurrently with the termination of this Agreement (or, in the event such termination does not occur during a Business Day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the Mars Termination Fee promptly upon the opening of business on the next Business Day).

(d) If (i) this Agreement shall have been terminated by either Galaxy or Mars pursuant to Section 7.1(b) and, for purposes of this clause (i), at the time of such termination the conditions set forth in Section 6.1 and Sections 6.3(a) and 6.3(b) shall have been satisfied; (ii) (A) after the date of this Agreement, any Qualifying Transaction (substituting, for purposes of this Section 7.3(d) only, “Mars” for “Galaxy” in the definitions of “Qualifying Transaction” and “Alternative Proposal”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Mars Meeting, (B) Mars or Galaxy shall have terminated this Agreement pursuant to Section 7.1(e), and (C) concurrently with or within six (6) months after such termination, the Mars shall have entered into a definitive agreement providing for or consummates a Qualifying Transaction; or (iii) Galaxy shall have terminated this Agreement pursuant to Section 7.1(i) or 7.1(k), then in any such event Mars shall pay to Galaxy a fee of $55,400,000 (the “Mars Termination Fee”), less the amount, if any, of the Mars Initial Termination Fee previously paid, such payment to be made in the case of a termination by Mars in the circumstances contemplated by clause (i), concurrently with such termination, in the case of a termination by Galaxy in the circumstances contemplated by either clause (i) or (iii), within two (2) Business Days following the date of such termination, or in the case of clause (ii), upon consummation of the Qualifying Transaction.

(e) The parties agree that the agreements contained in this Section 7.3 and the payments contemplated thereby are an integral part of the Mergers and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. So long as Mars shall not have otherwise breached its obligations hereunder, if Mars fails to consummate the Mergers by the End Date due solely to a Financing Failure, the termination fees contemplated by Section 7.3(d)(i) and Section 7.3(d)(iii) (as it relates to a termination pursuant to Section 7.1(i)) shall represent the sole and exclusive remedy of Galaxy and its affiliates with respect to such Financing Failure. Following the receipt by a party of a termination fee pursuant to this Section 7.3, in each case to the extent such fee is or may be payable, the paying party shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the receiving party or their respective stockholders or affiliates (except in each case as contemplated by Section 7.3(b) or 7.3(d) in the period following the time at which the Galaxy Initial Termination Fee or the Mars Initial Termination Fee, as applicable, shall be paid pursuant to Section 7.3(a) or 7.3(c), respectively, and except in the event of a Fault Breach). Without limiting the provisions of Section 7.2, the obligations of Galaxy or Mars to pay any termination fee, in each case as applicable pursuant to the provisions of this Section 7.3, shall continue notwithstanding the termination of this Agreement or the occurrence of the End Date. In no event shall Galaxy be required to pay the Galaxy Initial Termination Fee, Galaxy be required to pay the Galaxy Termination Fee, Mars be required to pay the Mars Initial Termination Fee, or Mars be required to pay the Mars Termination Fee, as applicable, on more than one occasion. Notwithstanding anything to the contrary contained in this Section 7.3, if one party fails to pay promptly to the other any fee due under this Section 7.3, in addition to any amounts paid or payable pursuant to this Section 7.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime lending rate as reported in the Wall Street Journal, plus 2%, on the date such fee was required to be paid.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne by Mars.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement; provided, however, that Galaxy shall not be entitled to obtain any such injunction if the failure to consummate the Mergers in accordance with Section 1.2 was due solely to a Financing Failure. Without limiting the foregoing sentence and subject to the proviso therein, (x) Galaxy shall be entitled to an injunction or injunctions (i) to prevent breaches of this Agreement by Mars, Holdco or the Merger Subs or to enforce specifically those covenants of Mars, Holdco or the Merger Subs that require Mars, Holdco or the Merger Subs at all times prior to the termination of this Agreement in accordance with the terms and provisions hereof, to use reasonable best efforts to obtain the Financing contemplated by the Commitment Letter in accordance with the covenants set forth in Section 5.6 and Section 5.17; and (ii) to consummate the Mergers, subject to the terms of this Agreement; and (y) Mars shall be entitled to an injunction or injunctions (A) to prevent breaches of this Agreement by Galaxy or to enforce specifically those covenants of Galaxy that require Galaxy at all times prior to the termination of this Agreement in accordance with the terms and provisions hereof, to use reasonable best efforts to satisfy the conditions to Closing pursuant to Section 5.6 and (B) to consummate the Mergers, subject to the terms of this Agreement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Mars, Holdco or the Merger Subs:

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95052

Facsimile: (408) 567-1807

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Facsimile: (650) 324-6635

Attention: Jon E. Gavenman

To Galaxy:

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard

12th Floor

Los Angeles, California 90028

Facsimile: (323) 817-4720

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Andrew J. Nussbaum

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of the Galaxy Common Stock, Galaxy Restricted Shares, Galaxy Stock-Based Awards, Galaxy Options, Mars Common Stock, Mars Restricted Shares, Mars Options and purchase rights under the Mars ESPP as of the Effective Time) and Section 5.9 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Galaxy Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ or the Nasdaq Global Select Market require further approval of the stockholders of Galaxy, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Galaxy; and provided further, however, that after receipt of the Mars Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ or the Nasdaq Global Select Market require further approval of the stockholders of Mars, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Mars. Notwithstanding the foregoing, no failure or delay by Galaxy or Mars in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein, whenever the context so requires. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Action” has the meaning set forth in Section 5.9(b).

“affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Cash Consideration” means $1,547,000,000 less (i) the product of (A) the number of Dissenting Shares (determined as of the Effective Time based upon those shareholders who have filed written objections to the Galaxy Merger or the Agreement, setting out that such shareholders’ right to dissent will be exercised if the Galaxy Merger is effective) and (B) the Per Share Cash Consideration less (ii) the aggregate amount of all Option and Stock-Based Consideration payable in the Mergers pursuant to Section 2.4(a) and Section 2.4(c) hereof.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Financing” has the meaning set forth in Section 5.17(c).

“Alternative Proposal” has the meaning set forth in Section 5.3(f).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Bonus Plan” has the meaning set forth in Section 5.5(c).

“Book-Entry Shares” has the meaning set forth in Section 2.3(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(c).

“Cash Designated Shares” has the meaning set forth in Section 2.1(e).

“Cash Election Shares” has the meaning set forth in Section 2.1(e).

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.3(a).

“Change of Galaxy Recommendation” has the meaning set forth in Section 5.3(c).

“Change of Mars Recommendation” has the meaning set forth in Section 5.4(f).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“Commitment Letter” has the meaning set forth in Section 4.24(a).

“Confidentiality Agreements” has the meaning set forth in Section 5.2(b).

“Current Policies” has the meaning set forth in Section 5.9(c).

“D&O Tail” has the meaning set forth in Section 5.9(c).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(g).

“Effective Time” has the meaning set forth in Section 1.3.

“Election Deadline” has the meaning set forth in Section 2.1(e).

“Election Form” has the meaning set forth in Section 2.1(e).

“Election Form Record Date” has the meaning set forth in Section 2.1(e).

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.23(c).

“ERISA” has the meaning set forth in Section 3.8(a).

“ERISA Affiliate” has the meaning set forth in Section 3.8(c).

“Excess Severance Payment” has the meaning set forth in Section 5.1(b)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Exchange Ratio” means 0.2548 Holdco Shares per Galaxy Share.

“Fault Breach” has the meaning set forth in Section 7.2.

“Filings” has the meaning set forth in Section 3.11(b).

“Financing” has the meaning set forth in Section 4.24(a).

“Financing Failure” has the meaning set forth in Section 7.1(b).

“GAAP” means United States generally accepted accounting principles.

“Galaxy” has the meaning set forth in the Preamble.

“Galaxy Benefit Plans” has the meaning set forth in Section 3.8(a).

“Galaxy Common Stock” has the meaning set forth in Section 2.1(a).

“Galaxy Certificate of Merger” has the meaning set forth in Section 1.3.

“Galaxy Confidentiality Agreement” has the meaning set forth in Section 5.2(b)

“Galaxy Consideration” has the meaning set forth in Section 2.1(a).

“Galaxy Disclosure Schedule” has the meaning set forth in Article III.

“Galaxy Employee” has the meaning set forth in Section 5.5(a).

“Galaxy Foreign Plan” has the meaning set forth in Section 3.8(a).

“Galaxy Initial Termination Fee” has the meaning set forth in Section 7.3(a).

“Galaxy Insurance Policies” has the meaning set forth in Section 3.22(a).

“Galaxy Material Adverse Effect” has the meaning set forth in Section 3.1(a).

“Galaxy Meeting” has the meaning set forth in Section 5.4(c).

“Galaxy Meeting Original Date” has the meaning set forth in Section 5.4(d).

“Galaxy Merger” has the meaning set forth in the Recitals.

“Galaxy Merger Sub” has the meaning set forth in the Preamble.

“Galaxy Permits” has the meaning set forth in Section 3.7(b).

“Galaxy Preferred Stock” has the meaning set forth in Section 3.2(a).

“Galaxy Recommendation” has the meaning set forth in Section 3.3(a)(iii).

“Galaxy Restricted Shares” has the meaning set forth in Section 2.4(b).

“Galaxy SEC Documents” has the meaning set forth in Section 3.4(a).

“Galaxy Share” has the meaning set forth in Section 2.1(a).

“Galaxy Specified Approvals” has the meaning set forth in Section 3.3(b).

“Galaxy Specified Contract” has the meaning set forth in Section 3.19(a).

“Galaxy Stock-Based Award” has the meaning set forth in Section 2.4(c).

“Galaxy Stock Options” has the meaning set forth in Section 2.4(a).

“Galaxy Stock Plans” has the meaning set forth in Section 2.4(a).

“Galaxy Stockholder Approval” has the meaning set forth in Section 3.18.

“Galaxy Surviving Corporation” has the meaning set forth in Section 1.1.

“Galaxy Termination Fee” has the meaning set forth in Section 7.3(b).

“Galaxy Voting and Support Agreement” has the meaning set forth in the Recitals.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“HLHZ” has the meaning set forth in Section 4.16.

“Holdco” has the meaning set forth in the Preamble.

“Holdco Common Stock” has the meaning set forth in Section 2.1(a).

“Holdco Share” has the meaning set forth in Section 2.1(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 3.11(a).

“J.P. Morgan” has the meaning set forth in Section 4.16.

“knowledge” means (a) with respect to Mars, the actual knowledge of the individuals listed on Section 8.14(a) of the Mars Disclosure Schedule or the knowledge that any such individual could obtain by reasonable inquiry and (b) with respect to Galaxy, the actual knowledge of the individuals listed on Section 8.14(b) of the Galaxy Disclosure Schedule or the knowledge that any such individual could obtain by reasonable inquiry.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Lien” means a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Galaxy or any of Galaxy’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Mailing Date” has the meaning set forth in Section 2.1(e).

“Mars” has the meaning set forth in the Preamble.

“Mars Benefit Plans” has the meaning set forth in Section 4.8(a).

“Mars Certificate of Merger” has the meaning set forth in Section 1.3.

“Mars Certificates” has the meaning set forth in Section 2.3(a).

“Mars Common Stock” has the meaning set forth in Section 2.2(a).

“Mars Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Mars Consideration” has the meaning set forth in Section 2.2(a).

“Mars Disclosure Schedule” has the meaning set forth in Article IV.

“Mars ESPP” has the meaning set forth in Section 2.5(c).

“Mars Foreign Plan” has the means set forth in Section 4.8(a).

“Mars Initial Termination Fee” has the meaning set forth in Section 7.3(c).

“Mars Insurance Policies” has the meaning set forth in Section 4.21(a).

“Mars Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Mars Meeting” has the meaning set forth in Section 5.4(e).

“Mars Meeting Original Date” has the meaning set forth in Section 5.4(f).

“Mars Merger” has the meaning set forth in the Recitals.

“Mars Merger Sub” has the meaning set forth in the Preamble.

“Mars Permits” has the meaning set forth in Section 4.7(b).

“Mars Preferred Stock” has the meaning set forth in Section 4.2(a).

“Mars Recommendation” has the meaning set forth in Section 4.3(a).

“Mars Restricted Shares” has the meaning set forth in Section 2.5(b).

“Mars SEC Documents” has the meaning set forth in Section 4.4(a).

“Mars Share” has the meaning set forth in Section 2.2(a).

“Mars Specified Approvals” has the meaning set forth in Section 4.3(b)(vi).

“Mars Specified Contract” has the meaning set forth in Section 4.18(a).

“Mars Stock Options” has the meaning set forth in Section 2.5(a).

“Mars Stock Plans” has the meaning set forth in Section 2.5(a).

“Mars Stockholder Approval” has the meaning set forth in Section 4.17.

“Mars Termination Fee” has the meaning set forth in Section 7.3(d).

“Mars Surviving Corporation” has the meaning set forth in Section 1.1.

“Materials of Environmental Concern” has the meaning set forth in Section 3.23(c).

“Merger Consideration” has the meaning set forth in Section 2.2(a).

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“New Commitment Letter” has the meaning set forth in Section 5.17(c).

“New Plans” has the meaning set forth in Section 5.5(b).

“No Election Shares” has the meaning set forth in Section 2.1(e)(ii).

“Option and Stock-Based Consideration” has the meaning set forth in Section 2.4(c).

“Option Consideration” has the meaning set forth in Section 2.4(a).

“Per Share Cash Consideration” has the meaning set forth in Section 2.1(a)(ii).

“Per Share Stock Consideration” has the meaning set forth in Section 2.1(a)(ii).

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) which is disclosed on or reserved against in the most recent consolidated balance sheet of Galaxy or notes thereto (or securing liabilities reflected on such balance sheet) or (E) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Galaxy.

“person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Qualifying Transaction” has the meaning set forth in Section 7.3(b).

“Reference Date” has the meaning set forth in Section 3.6(a).

“Registration Statement” has the meaning set forth in Section 3.11(b).

“Representatives” has the meaning set forth in Section 5.2(a).

“Restraint” has the meaning set forth in Section 6.1(c).

“Rights” means the preferred stock purchase rights outstanding pursuant to the Rights Agreement.

“Rights Agreement” has the meaning set forth in Section 3.2(b)(ii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Designated Shares” has the meaning set forth in Section 2.1(e).

“Stock Election Shares” has the meaning set forth in Section 2.1(e).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(g).

“Surviving Corporations” has the meaning set forth in Section 1.1.

“Tax Return” has the meaning set forth in Section 3.13(b)(ii).

“Taxes” has the meaning set forth in Section 3.13(b)(i).

“Termination Date” has the meaning set forth in Section 5.1(a).

“UBS” has the meaning set forth in Section 3.17.

“WARN Act” has the meaning set forth in Section 3.8(g).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MACROVISION CORPORATION

By:	/s/ Fred Amoroso
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

SATURN HOLDING CORP

By:	/s/ Fred Amoroso
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

GALAXY MERGER SUB, INC.

By:	/s/ Fred Amoroso
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

MARS MERGER SUB, INC.

By:	/s/ Fred Amoroso
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Richard Battista
Name:	Richard Battista
Title:	Chief Executive Officer